                                                                    EXHIBIT 99.1


                        UNITED STATES DISTRICT COURT
                         NORTHERN DISTRICT OF TEXAS
                               DALLAS DIVISION



JEFFREY SCHILLER, and DIVERSIFIED                  )        Civ. Action No. 3-97CU3158-R
INVESTMENT HOLDINGS LP, On Behalf of               )
Themselves and All Others Similarly Situated,      )        COMPLAINT - CLASS ACTION
                                                   )
                 Plaintiffs,                       )
                                                   )        COMPLAINT FOR VIOLATION OF
         vs.                                       )        THE SECURITIES EXCHANGE ACT
                                                   )        OF 1934
PHYSICIANS RESOURCE GROUP, INC.,                   )
EMMETT E. MOORE, RICHARD M. OWEN,                  )
RICHARD J. D'AMICO and JOHN N. BINGHAM,            )
                                                   )
                                                   )
                                                   )
                 Defendants.                       )
                                                   )
                                                   )        Plaintiffs Demand A
                                                   )        Trial By Jury
----------------------------------------------------

                           INTRODUCTION AND OVERVIEW

         1. This is a class action on behalf of all persons who purchased or otherwise acquired the stock of Physicians Resource Group, Inc. ("PRG" or the "Company") between 9/15/95 and 3/27/97, inclusive (the "Class Period"), alleging that defendants violated the Securities Exchange Act of 1934 (the 111934 Act") by engaging in a scheme and course of business that operated as a fraud on the Class members. PRG is a provider of physician practice management services to ophthalmic and optometric practices. During the Class Period, PRG and its top officers falsified its reported profits while issuing false statements about PRG's operations, its success in integrating acquisitions, including the operating efficiencies and cost savings being and to be achieved thereby, its ability to continue to make acquisitions and its future earnings per share ("EPS") growth. These false statements drove PRG stock to an all-time high of $34-3/8 per share in 5/96. PRG and its insiders (the "defendants") made these false statements to artificially inflate PRG's stock price so that during the Class Period: (i) PRG could sell 4.25 million new shares of stock to the public at $28.50 per share raising $115 million; (ii) PRG could issue (sell) over 14 million shares of stock to complete the acquisitions of over 150 ophthalmic and optometric practices during 1996-1997; and (iii) PRG could sell new convertible debentures raising $125 million.

         2. However, in late 1996 when PRG announced it would temporarily slow the pace of its acquisitions, its stock declined sharply. Then, as 1997 unfolded, PRG's President, Chairman, and Chief Financial officer were all fired as PRG revealed it would take millions in non-recurring special charges for uncollectible accounts receivable and closing of physician practices resulting in a huge 3rdQ 1997 loss, that PRG would abandon its expansion/ acquisition program and not acquire any more eye care physician practices and it had hired investment banking firms to try to sell the Company. PRG's stock collapsed to as low as $2-5/8 per share -- 93% below its Class Period high of $34-3/8 per share! Later, certain PRG officers and directors admitted in meetings and interviews that:

         o PRG had internal control weaknesses in its accounting system and that it could not run a public company in a proper fashion. As a result, PRG's 10-Qs were not reliable.

         o PRG's corporate infrastructure had burdened the acquired eye practices with poor financial structures, had forced mergers of practices which were not practical and PRG had acquired too many practices to manage.

         o PRG had numerous infrastructure problems and the infrastructure that was in place was not sufficient to service the practices acquired.

         o The integration of the practices had not in fact occurred at all.

         o The practices and PRG had been in chronic disputes over the included and excluded expenses and PRG's business model had been a failure.

         o "The essential systems that were lacking were the financial systems." "In particular [two large acquisitions] outstripped our ability to provide resources at an adequate level." "Our reach exceeded our grasp."

The chart set forth below shows this debacle:

                        Physicians Resource Group, Inc.

                        June 23, 1995 - December 8, 1997

  Daily Stock Prices - Acquisitions for PRG Stock / PRG Sales of Securities


                                    [GRAPH]



         3. PRG was founded to undertake what is known as a "consolidation play," whereby small fragmented businesses are acquired and once under common ownership, are integrated so that economies of scale and synergies of operation are achieved through management expertise, increased capital, improved information and accounting systems, operating efficiencies and synergies, etc. PRG attempted its consolidation play by acquiring optometric and ophthalmic practices throughout the United States. Ophthalmic and optometric practices are types of medical practices which traditionally have been conducted on a sole practitioner or small operation basis, although in recent years, other companies also attempted to consolidate ophthalmology practices into larger regional or national businesses.

         4. However, in order to successfully pursue a consolidation play on the scale -- and in the time frame PRG was attempting to consolidate large numbers of eye doctor practices -- it was necessary for PRG to use a combination of cash and its common stock as the currency to make the acquisitions. This was because the cash flow from PRG's operations, even as PRG expanded, was inadequate to fund the number of acquisitions of the size that it was making. Thus, in order for PRG to be able to make the large number of acquisitions it was attempting to make in rapid-fire fashion, it was absolutely necessary that PRG's stock price be kept trading at a very high level. This was because a high stock price was indispensable for PRG to be able to make those acquisitions in as non-dilutive a manner as possible -- that is by issuing the fewest number of shares possible to acquire eyecare practices so that the
acquisitions would not dilute PRG's EPS.   A high stock price was also
indispensable to PRG raising the millions in additional capital it needed to fund its ongoing operations and to help pay for the large number of acquisitions it was making. However, PRG's insiders knew that its stock price would only trade at high levels if PRG was presented to the investing public as not only currently profitable, but a company that would achieve increased profitability going forward and a business that had the management talent, experience and expertise, as well as the information systems and internal financial and accounting controls that were critical to successfully completing the large number of acquisitions it was making and then integrating those acquired practices into its business, thereby achieving the economies of scale, synergies of operation and EPS growth that were the sine qua non of PRG's consolidation play.

         5. PRG went public in 6/95. By pursuing its acquisition strategy, over the next 18 months, PRG acquired over 150 eye care practices by issuing over 14 million shares of PRG stock, while reporting current profitable operations and forecasting future profitable growth. PRG assured investors that, due to its management's experience and expertise and its effectively operating accounting and management information and control systems, it was successfully integrating the acquisitions it was making into its operations and was on track to achieve both economies of scale and synergies of operations. As a result, PRG's stock soared to a Class Period high of $34-3/8 per share in 5/96. While PRG's stock soared to these high levels, PRG sold 4.25 million new shares of PRG common stock at $28.50 per share and $125 million in convertible debentures to investors to raise $240 million in new capital in 1996 to help fund its ongoing aggressive acquisition program.

         6. Throughout the Class Period, defendants issued very positive statements about PRG's business and acquisition program while reporting profitable current operations and forecasting strong EPS growth for 1997 and 1998. Defendants described PRG as the "preeminent leader" in the eye care industry, whose "dominant position created a barrier to entry." According to them, PRG had "successfully integrated the 10 founding practices," its huge EyeCorp acquisition "advances [the] overall Company strategy" and PRG was "ready to move forward with [the] successful future
integration" of EyeCorp.   Consistently, defendants assured the securities
markets that PRG had a "strong" or "deep management team" of the kind necessary to execute PRG's rapid pace of acquisitions and generate 25%-35% EPS growth over the next three to five years. They represented that PRG provided its acquired practices the "management expertise" and "sophisticated management information systems" needed to develop those acquired practices into "efficient networks". Defendants assured investors that "PRG has strong operational and financial controls in place," as the "rapid growth ... reported by PRG requires competent management and strong internal monitoring and controls [and] the Company does have the proper controls in place to control its rapid growth and to manage its current operations." Defendants also assured investors that PRG did careful and thorough due diligence of acquisitions to assure that the acquired practices were of the quality necessary to meet PRG's standards and so that they could be successfully integrated into PRG's operations. This, they said, left PRG "positioned to continue to take advantage of" the continuing consolidation of the eye care industry, and to obtain operating cost efficiencies "achieved through the consolidation of administrative office management activities." When PRG acquired American Ophthalmic and EquiMed later in 1996, it stated that they "bring us significant operational infrastructure," that "despite [PRG's] rapid acquisition pace, there is still room for growth," and that PRG had a "full," "healthy" "pipeline of acquisitions." Defendants assured investors that PRG was "continuing to meet [its] financial objectives," despite its rapid acquisition pace and that "those acquisitions plus operational synergies" would provide "EPS growth in the near-term." Thus, PRG had "outstanding-prospects" and was "on track" to make its 1996-1997 EPS estimates and forecasts of $.75-$.82 and $1.05-$1.15, respectively, as well as 25%-35% EPS growth over the next three to five years.

         7. In mid-11/96 when PRG reported its 3rdQ 1996 results, it disclosed that efforts to close recent acquisitions and integrate their operations with PRG's would "cause a delay in the execution of acquisitions otherwise contemplated in the fourth quarter," but as a result the "Company
will be better positioned for the future."   But then in 3/97 when PRG
announced its 4thQ 1996 results, it revealed that PRG would not be able to maintain its pace of acquisitions going forward, that ongoing acquisitions would not add to its EPS in 1997 and its 1997 EPS would be much lower than earlier forecast. PRG admitted to analysts that instead of the growth-by-acquisition strategy it had previously pursued, it would now focus on a "same practice growth" strategy. As 1997 unfolded, PRG continued to reveal very adverse information. While it initially blamed its worsening results on "an expected seasonal downturn in earnings" and the "lower-than-expected performance of the EquiMed practice," PRG admitted its 1997 EPS would be lower than even the lowered expectations because its reduced 1997 acquisition program was going "slower than anticipated" and it had to spend more money on "operational infrastructures." Then, PRG's President, Richard Owen, its Chairman, Emmett Moore, and its then Chief Financial Officer were all fired, and PRG revealed it would take millions in special charges for uncollectible accounts receivable and closing of physician practices that would result in a huge loss in the 3rdQ 1997 (over $18 million) and that PRG was completely abandoning its acquisition program and thus would not buy any more
eye care physician practices.   PRG also announced that it had hired investment
banking firms to try to sell the Company because of PRG's inability to
stabilize or improve its operations.   PRG's stock collapsed to as low as
$2-5/8 per share -- 93% below its Class Period high of $34-3/8 per share.

         8. In late 11/97, during a meeting with doctors in Tampa, Florida whose practices had been acquired by PRG, Richard D'Amico, a top PRG officer, made a number of admissions demonstrating that PRG's prior statements during the Class Period had been false, including the following:

         o PRG admitted that it had internal control weaknesses in its accounting and that it could not run a public company in such a fashion.

         o The PRG concept does not work. The practices that PRG acquired had diminishing bottom lines, whereas the practices that were not acquired by PRG had increased in the bottom line. Therefore, the acquired practices were less profitable than they had been in the past.

         o       PRG's model was flawed.

         o       PRG's 10-Qs are not reliable.

         o PRG's corporate infrastructure had burdened the acquired eye practices with poor financial structures, had forced mergers of practices which were not practical, did not take into account the geographical needs and trends and PRG had acquired too many practices to manage.

         o PRG also had numerous infrastructure problems. It could not add any more practices to its current operation because the infrastructure was not in place to service them. PRG had 150 practices which it did not have enough personnel to service.

         o PRG's accrual accounting created a nightmare, as PRG lacked the necessary systems to convert the cash basis accounting used by the local practices into accrual accounting needed for PRG's financial statements.

         o That, in actuality, PRG had become an accounting company and it did not know how to do accounting. It had numerous mistakes on its payroll and benefits plan and the Company had grown from 200 to 6,000 employees within 12 months without the infrastructure or the accounting system necessary to handle this explosive growth.

         o       PRG had done too many deals, too quickly.

         o       The integration of the practices had not occurred.

         o PRG had tried to centralize too quickly and it had too many practices.

         o The practices and the Company had been in chronic disputes over the included and excluded expenses and the accuracy of its financial statements and its model had turned into a failure.

         o PRG's model had demolished the entrepreneurial spirit of the individual doctors in the practices and it had created a lack of synergy and the practices had decreases in revenue with PRG in place, rather than increased in revenue as they had historically. PRG admitted that the corporate culture imposed on the individual practices had made for disincentives for practice growth.

         o PRG's accounting department was discontented, the turnover rate was high and it lacked the necessary accounting infrastructure.

         9. In an article published in the Review Of Ophthalmology in 12/97, PRG Board member Joseph Noreika admitted, "The essential systems that were lacking were the financial systems." PRG Board member David Schulman, in the same article, admitted, "In particular, the acquisition of Equimed and AOI outstripped our ability to provide resources at an adequate level," "[o]ur reach exceeded our grasp." Standard & Poor's also lowered its rating on PRG's debt for a second time, to even lower "junk" levels, saying that "[A]fter consummating a series of acquisitions, PRG had difficulty in integrating and controlling operations," stressing PRG's "inability to adequately track and recoup accounts receivable from affiliated practices."

                 10. The picture of profits, growth and successful operations painted by PRG and its top executives during the Class Period was completely fictitious. In fact, PRG's business was out of control. Its top executives had neither the expertise nor experience to successfully pursue the kind of rapid-fire acquisition program PRG was undertaking. As a result of their incompetence as well as PRG's complete lack of adequate accounting and management information systems, PRG was unable integrate into its operations the acquisitions it was making, its accounts receivable (including receivables from affiliates) had ballooned out of control as local physician practices refused to remit monies to PRG and the profits reported by PRG to the investment community were phony, created by illegal accounting manipulations and not the result of solid or sustainable business operations. PRG's stock price collapsed in 1997, ultimately falling to as low as $2-5/8 per share -- a 93% decline from its Class Period high -- when it became impossible for it to continue this facade. As a result of this fraudulent scheme and course of business, public investors, as well as the physicians whose eye care practices PRG acquired, have been cheated out of hundreds of millions of dollars, which losses can only be remedied through this action.

                 11. The positive statements made by defendants during the Class Period about PRG's business, operations and its acquisitions and their impact upon the Company's business, and PRG's EPS prospects, were each false and misleading when made. The true facts, which were then available to defendants but defendants failed to disclose, included:

                     (a) Contrary to defendants' representations, in order to keep up with its rapid pace of acquisitions, PRG did virtually no due diligence prior to making an acquisition and, in the case of the EquiMed/EquiVision acquisition, never obtained separate accurate and complete financial statements of EquiMed's EquiVision division, prior to completing the acquisition.

                     (b) PRG could not generate accurate monthly financial statements for the individual eye practices it supposedly managed, which generated persistent disputes with the practices, including a refusal by practices to pay disputed receivables to PRG.

                     (c) PRG's internal accounting department was overwhelmed and thus ineffective. It did not have adequate personnel, systems or controls to monitor PRG's existing operations, let alone cope with the increasing number of acquisitions. As a result, PRG could not generate accurate financial statements for its local practices or the parent public company.

                     (d) PRG's financial statements were completely unreliable and false for the reasons detailed in Sections 80-95.

                     (e) PRG was unable to successfully convert the cash basis accounting systems used by the local eye care practices it acquired to the accrual accounting methods necessary for PRG to prepare accrual financial statements conforming with both Generally Accepted Accounting Principles ("GAAP") and SEC regulations.

                     (f) PRG's business model was fundamentally flawed and did not work as it was not possible for PRG to assemble the practices it was acquiring into an efficient network which was profitable and generated accurate financial information.

                     (g) The acquisition program was out of control; PRG had neither the personnel nor the systems to make as many system acquisitions as it was making

                     (h) Many of PRG's acquired practices were incurring decreasing revenues rather than growth, due to the lack of synergies and efficiencies, as well as the ongoing disputes between the practices and PRG.

                     (i) Many of the practice management agreements entered into between PRG and the local practices were illegal because they amounted to illegal fee-splitting or violations of anti-kickback or patient-brokering laws of certain states, including Florida.

                     (j) Contrary to its representations of a strong and experienced management team, PRG lacked the management personnel and management information systems and internal accounting controls necessary to permit it to integrate the large number of acquisitions it was pursuing and still adequately manage its existing business.

        (k) PRG did not have, as represented, a seasoned and experienced management team as, in fact, none of its top managers had ever successfully implemented an acquisition program anywhere near the scope of that being undertaken by PRG, nor had they successfully managed a business enterprise as large as PRG would be after the EyeCorp, American Ophthalmic and EquiMed acquisitions.

                     (l) PRG had undertaken its vastly accelerated acquisition program without performing a feasibility study to determine whether or not it would be capable of acquiring and then integrating into its operations the large number of hospital and laboratory facilities it was acquiring and thus defendants knew it that PRG would encounter serious problems in integrating those acquisitions.

                     (m) The growth in PRG's existing practices was slowing, due in part to PRG management's distraction by the demands of pursuing the accelerated acquisition program and attempting to integrate several acquired businesses into PRG's existing operations at the same time; as a result, revenue growth in PRG's core businesses was slowing, which was putting pressure on PRG's ability to achieve EPS growth.

                     (n) The businesses being acquired by PRG had internal accounting and management information systems which were incompatible with those utilized by PRG in its core business and, notwithstanding claims to the contrary, PRG did not have software available which would permit those incompatible systems to efficiently interact with or communicate with its existing accounting and management information systems. As a result, defendants knew that the process of integrating the acquired businesses into PRG's operations would take much longer and be much more expensive than was being publicly presented and that as a result, after each of these acquisitions took place, PRG was encountering serious and persistent difficulties in obtaining the type of accurate business and accounting information it needed from the acquired entities in order to successfully oversee or manage those businesses, let alone integrate them into PRG's operations.

                     (o) PRG did not have a business plan by which it would integrate its acquired operations into its business in a way to achieve economies of scale or generate the type of accurate information on a timely basis that PRG management needed to oversee those acquired businesses and manage them in a profitable manner.

                     (p) As a result of the foregoing, PRG was not experiencing the acquisition synergies, efficiencies or cost savings represented by the PRG defendants, but rather was having difficulty integrating the operations of acquired practices, which was leading to increased costs which would hurt PRG's 4thQ 1996 results and its 1997 results as well.

                     (q) As a result of the inability of PRG's top managers to pay attention to this part of the business due to the demands of pursuing PRG's accelerated acquisition program and the problems they were encountering in attempting to integrate the acquired businesses into PRG'S operations, PRG was required to cut prices and engage in promotional activities in that part of its business, which was adversely impacting PRG's EPS growth.

                     (r) As a result of the foregoing, there was no basis for the assurances that the acquisitions contained the potential for significant economies or synergies of operations or that they would be accretive or non-dilutive to PRG's results during 1997 as, in truth, defendants actually knew these acquisitions would badly hurt PRG's results from operations.

                     (s) As a result of the foregoing, defendants' forecasts that PRG would achieve EPS of $1.05-$1.18 in 1997, were known by defendants to be false, as such EPS were impossible to achieve in light light of these undisclosed problems.

                     (t) As a result of the foregoing, the forecasts of 25%-35% EPS growth for PRG over the next three to five years were known by defendants to be false, as they were aware of the adverse information set forth above which contradicted these forecasts and made them impossible to achieve.

                 12. The graph below demonstrates the price action of PRG's stock during the Class Period as defendants: (i) completed the acquisition of several companies by issuing (selling) over 14 million shares of PRG stock in acquisitions; and (ii) sold $4.25 million shares of PRG common stock and $125 million in PRG convertible subordinated debentures. The graph also illustrates the collapse of PRG's stock price as the previously concealed facts about PRG's businesses emerged:

                       Physicians Resource Group, Inc.

                       June 23,1995 - December 8,1997
   Daily Stock Prices - Acquisitions for PRG Stock/PRG Sales of Securities


                                   [graph]

                             JURISDICTION AND VENUE

        13. Jurisdiction exists pursuant to Section 27 of the 1934 Act, 15 U.S.C. Section 78aa, and 28 U.S.C. Section 1331. The claims asserted arise under Sections 10(b) and 20(a) of the 1934 Act, 15 U.S.C. Sections 78j(b) and 78t(a), and Rule 10b-5.

        14. Venue is proper in this District pursuant to Section 27 of the 1934 Act and 28 U.S.C. Section 1391(b). Many of the acts giving rise to the violations complained of occurred in this District.

        15. Defendants used the instrumentalities of interstate commerce, the U.S. mails and the facilities of the international securities market.

                                  THE PARTIES

        16. (a) Plaintiff Jeffrey Schiller purchased or otherwise acquired 500 shares of PRG stock on 1/28/97 at $15-5/8 per share and 500 shares on 2/13/97 at $13-1/4 per share and was damaged thereby.

                     (b) Plaintiff Diversified Investment Holdings LP purchased or otherwise acquired 177,599 shares of PRG stock on 12/5/96, 5,000 shares on 2/4/97 and 2,716 shares on 2/25/97 and was damaged thereby.

        17. Defendant PRG is headquartered in Dallas, Texas. PRG began operations in 1995. It provides physician practice management services to ophthalmic and optometric practices and is a single specialty physician practice management company. PRG attempts to develop integrated eye care delivery systems through affiliations with locally prominent eye care practices in selected geographic markets across the United States. PRG acquires the operating assets of these practices and tries to develop the practices into comprehensive eye care networks, purportedly by providing management expertise, marketing, information systems, capital resources and ancillary services such as ambulatory surgery centers ("ASCs") and optical dispensaries. As of 3/21/97, PRG provided management services to 151 practices with 414 ophthalmologists and 223 optometrists at 387 locations in 25 states. PRG's stock was traded in an efficient market on the New York Stock Exchange throughout the Class Period.

        18. (a) Defendant Emmett E. Moore ("Moore") was, until he was fired in 11/97, Chief Executive Officer and Chairman of the Board of Directors of PRG. Because of Moore's position, he knew the adverse non-public information about the business of PRG, as well as its finances, markets and present and future business prospects via access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to him in connection therewith. During the Class Period, Moore participated in the issuance of false and/or misleading statements, including the preparation of false and/or misleading press releases, dissemination of false statements during presentations at securities conferences, analyst conference calls and/or during individual conversations with securities analysts.

                     (b) Defendant Richard M. Owen ("Owen") was, until he was fired in the fall of 1997, President, Chief Financial Officer and a director of PRG. Because of Owen's position, he knew the adverse non-public information about the business of PRG, as well as its finances and present and future business prospects via access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to him in connection therewith. During the Class Period, Owen participated in the issuance of false and/or misleading statements, including the preparation and/or review of the false and/or misleading private placement memoranda, and the preparation and/or review of false press releases and presentations to analysts.

                     (c) Defendant Richard J. D'Amico ("D'Amico") was, at all times relevant hereto, Executive Vice President and Chief Administrative officer of PRG. Because of D'Amico's position, he knew the adverse non-public information about the business of PRG, as well as its finances and present and future business prospects via access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management meetings and via reports and other information provided to him in connection therewith. During the Class Period, D'Amico participated in the issuance of false and/or misleading statements, including the preparation of false and/or misleading press releases, dissemination of false statements during presentations at securities conferences, analyst conference calls and/or during individual conversations with securities analysts.

                     (d) Defendant John N. Bingham ("Bingham") was Controller and Vice President and Chief Accounting Officer of PRG. Because of Bingham's position, he knew the adverse non-public information about the business of PRG, as well as its finances and present and future business prospects via access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management meetings and via reports and other information provided to him in connection therewith. During the Class Period, Bingham participated in the issuance of false and/or misleading statements, including the preparation and/or review of the false and/or misleading private placement memoranda and assisting in the preparation of false press releases and oral presentations to analysts.

                 (e) The defendants identified in paragraph 18(a)-(d) are referred to herein as the Individual Defendants.

                              CONTROLLING PERSONS

         19. Until he was fired, defendant Moore by reason of his executive and Board positions was a controlling person of PRG and had the power and influence, and exercised the same, to cause PRG to engage in the conduct complained of. PRG controlled each of the Individual Defendants.

                   KNOWLEDGE; GROUP-PUBLISHED DOCUMENTS; DUTY
                    TO DISCLOSE OR ABSTAIN FROM STOCK SALES

         20. During the Class Period, each Individual Defendant occupied a position that made him privy to non-public information concerning PRG. Because of this access, each of these defendants actually knew the adverse facts specified herein and that they were being concealed. Notwithstanding their duty to refrain from causing PRG to sell stock or other securities while it was in possession of material, non-public information concerning PRG, these defendants caused PRG to sell over 18 million shares of the Company's stock and $125 million of subordinated debentures, thus benefiting from their fraudulent scheme and course of business. PRG's press releases, corporate reports to shareholders and filings with the Securities and Exchange Commission ("SEC") were each group-published documents for which each defendant is equally responsible.

         21. Each of the defendants is liable for making false and misleading statements, and for participating in a fraudulent scheme and course of business that operated as a fraud on purchases of PRG stock and damaged Class members in violation of the federal securities laws. All of the defendants pursued a common goal, i.e., inflating the price of PRG stock by making false and misleading statements and concealing material adverse information. The scheme and course of business was designed to and did: (i) deceive the investing public, including plaintiffs and other Class members into buying PRG stock at artificially inflated prices and physicians into selling their eye care practices to PRG; (ii) artificially inflate the price of PRG stock during the Class Period; (iii) cause plaintiffs and other members of the Class to purchase or otherwise acquire PRG stock at inflated prices; and (iv) permit PRG to benefit economically from the fraudulent scheme and course of business.

                      DEFENDANTS' MOTIVE FOR PARTICIPATION
                       IN THE WRONGFUL COURSE OF CONDUCT

         22. PRG and PRG's top officers had strong motives to inflate the price of PRG stock. They wanted PRG to pursue an accelerated acquisition program, as growth by acquisition provided the only way that defendants could foster the perception in the business community that PRG was a "growth" company, thereby ensuring a substantially inflated price for PRG stock. Since PRG did not have the cash necessary to pay for the acquisitions the defendants wanted to make, it had to pay for them by issuing PRG stock or selling PRG stock or securities related to its stock to raise cash, to pay for part of the acquisition prices. The higher PRG's stock price, the fewer shares had to be issued. A high stock price was also important to each of the defendants as a material part of each defendant's net worth consisted of PRG stock. Inflating the price of PRG stock was key to defendants' scheme, as doing so enabled defendants to:

         (a) sell 4.25 million shares of new PRG stock to public investors to raise $115 million in new capital from their illegal conduct;

         (b) effect the sale of $125 million of PRG convertible debentures to investors to benefit from their illegal conduct; and

         (c) issue (sell) 14+ million shares of PRG common stock to make acquisitions, but by artificially inflating the price of that stock they reduced the number of PRG shares to be issued in connection with PRG's acquisitions, thus lessening the dilutive impact of the acquisitions.

                         BACKGROUND TO THE CLASS PERIOD

         23. PRG was founded to undertake what is known as a "consolidation play," whereby small fragmented businesses are acquired and once under common ownership, are integrated so that economies of scale and synergies of operation are achieved through management expertise, increased capital, improved information and accounting systems, operating efficiencies and synergies, etc. PRG attempted its consolidation play by acquiring optometric and ophthalmic practices throughout the United States. Ophthalmic and optometric practices are types of medical practices which traditionally have been conducted on a sole practitioner or small operation basis, although in recent years, other companies also attempted to consolidate ophthalmology practices into larger regional or national businesses.

         24. However, in order to successfully pursue a consolidation play on the scale -- and in the time frame -- PRG was attempting it was necessary for PRG to use a combination of cash and its common stock as the currency to make the acquisitions. This was because the cash flow from PRG's operations, even as PRG expanded, was inadequate to fund the number of acquisitions of the size that it was making. Thus, in order for PRG to be able to make the large number of acquisitions it was attempting to make in rapid-fire fashion, it was absolutely necessary that PRG's stock price be kept trading at a very high level. This was because a high stock price was indispensable for PRG to be able to make those in as non-dilutive a manner as possible -- that is by issuing the fewest number of shares possible to acquire other opthomology practices and companies so that the acquisitions would not dilute PRG's EPS power. A high stock price was also indespensable to PRG raising the millions in additional capital it needed to fund its ongoing operations and to help pay for the large number of acquisitions it was making. However, PRG's insiders knew that its stock price would only trade at high levels if PRG could be presented to the investing public as not only currently profitable, but a company that would achieve increased profitability going forward and a business that had the management talent, experience and expertise, as well as the information systems and internal financial and accounting controls that were critical to successfully completing the large number of acquisitions it was making and then integrating those acquired practices into its business, thereby achieving the economies of scale, synergies of operation and EPS growth that were the sine qua non of PRG's consolidation play.

         25. PRG went public in 6/95 at $14 per share. By rapidly pursuing its acquisition strategy, in the next 18 months, PRG made numerous acquisitions, issuing in connection therewith millions of shares of its stock, all the while reporting current profitable operations, while forecasting future profitable growth, assuring investors that due to its management expertise and its efficiently operating accounting and management information and control systems, it was successfully integrating the acquisitions it was making into its operations and achieving both economies of scale and synergies of operations.

                      FALSE STATEMENTS MADE BY DEFENDANTS
                   FOR THE PURPOSE OF SELLING PRG SECURITIES
                   AT INFLATED PRICES DURING THE CLASS PERIOD

         26. During and throughout the Class Period, PRG issued a "Fact Sheet" to the public, including the securities markets the financial press and potential acquisitions, describing PRG, which stated:

                 Physicians Resource Group, Inc. is the nation's leading physician practice management services provider focused exclusively on ophthalmic and optometric practices.

                 PRG develops integrated eye care delivery systems through
         affiliations with locally prominent eye care practices. . . . The
         Company provides its affiliates
         with management expertise [and] . . . information systems. . . . This strategy allows PRG networks to offer lower cost, coordinated, comprehensive eye care service programs in each market with increased quality of care.

                                     * * *

                 Through an aggressive operations acquisition strategy[,] PRG is building a comprehensive network of eye care affiliates [that] . . . enables cost reduction strategies, providing network affiliates a competitive advantage in their markets.

         Benefits to Affiliated Practices

                 PRG's acquisition and consolidation strategy helps its affiliated practices take advantage of:

                 o        operating cost efficiencies

                                     * * *

                 o        Sophisticated management information systems

                                     * * *

         OPERATING EFFICIENCIES

                                     * * *

                 As PRG provides management and administrative support, the amount of time eye care professionals must spend on distracting administrative matters is severely reduced. This enables them to dedicate more time to the growth of their professional practices.

                 At the local level, cost efficiencies are achieved through the consolidation of administrative office management activities and the sharing of facilities . . . thereby reducing and more efficiently utilizing personnel.

                 At a national level, physician practices benefit from . . .
information systems technology . . . .

         27.     On 9/18/95, PRG announced it would acquire EyeCorp for about
6.9 million shares of PRG stock. According to Moore, the transaction "clearly makes us the leader in the eye care industry" and would boost PRG's earnings by 8%-10% in 1996, or by even a higher amount if PRG realized certain "expected benefits" from the transaction. These statements were false because:

         o PRG's decision to acquire the EyeCorp practices was motivated by PRG's determination to acquire any practice it could, regardless of the quality or strategic value of the practice because PRG's management knew the only way PRG could grow was by acquisition.

         o Many of the EyeCorp practices were "dogs," practices that would not earn money for PRG. The only use for many of these practices would have been as referral sources.

         o There was no strategic fit between the various EyeCorp practices, and they did not comprise a profitable mix of different kinds of practices.

         o There was no geographic fit among the EyeCorp practices; they were scattered all over.

         o There were at least $1 million stale receivables at the EyeCorp practices as the EyeCorp doctors carried receivables on their books as assets for much longer than is proper.

         28. On 9/26-27/95, PRG made a presentation to the Smith Barney Physicians Practice Management and Health Care Technology Conference at the Plaza Hotel in New York City. Moore, D'Amico, Owen and Bingham appeared and presented for PRG to the securities analysts, portfolio and money managers, institutional investors, brokers and stock traders. At their presentation and in separate "break out" sessions, Moore, D'Amico, Owen and Bingham stated:

         o       PRG's acquisition program was moving forward successfully.

         o PRG had the management expertise and experience and management information and accounting systems and controls necessary to permit it to continue its growth-by-acquisition program.

         o PRG had the personnel and expertise to do the necessary due diligence on acquisitions to assure it was acquiring only high-quality, profitable practices that met its standards and could be quickly integrated into PRG.

         o PRG was successfully integrating the eye doctor practices it had acquired to date and was not encountering any difficulties with respect to systems integration that would adversely impact its ability to continue its acquisition program.

         o The EyeCorp merger significantly advanced PRG's overall corporate strategy and positioned it to move forward with the successful integration of that acquisition and to continue its acquisitions at the current or an accelerated pace.

         o PRG was forecasting EPS growth of 25%-35% over the next several years including 1997 EPS of $1.10-$1.18.

         29. On 2/14/96, PRG made a presentation to the Smith Barney 1996 Health Care Conference at the Plaza Hotel in New York City. Moore, D'Amico, Owen and Bingham appeared and presented for PRG to the securities analysts, portfolio and money managers, institutional investors, brokers and stock traders. At their presentation and in separate "break out" sessions, Moore, D'Amico, Owen and Bingham stated:

         o       PRG's acquisition program was moving forward successfully.

         o PRG had the management expertise and experience and management information and accounting systems and controls necessary to permit it to continue its growth-by-acquisition program.

         o PRG had the personnel and expertise to do the necessary due diligence on acquisitions to assure it was acquiring only high-quality, profitable practices that met its standards and could be quickly integrated into PRG.

         o PRG was successfully integrating the eye doctor practices it had acquired to date and was not encountering any difficulties with respect to systems integration that would adversely impact its ability to continue its acquisition program.

     o The EyeCorp merger significantly advanced PRG's overall corporate strategy and positioned it to move forward with the successful integration of that acquisition and to continue its acquisitions at the current or an accelerated pace.

     o PRG was forecasting EPS growth of 25%-35% over the next several years including 1997 EPS of $1.10-$1.18.

     30. On 2/20/96, PRG announced the acquisition of 10 separate eye care practices in Texas, Nevada, Arizona, Oklahoma and Ohio for cash of $7.7 million and 1,439,611 shares of PRG stock worth $31 million. The PRG release stated:

     Emmett E. Moore, Chairman, President and CEO, stated, "The recently completed acquisitions significantly strengthen our position in the Houston (4 additional practices) and Las Vegas (2 additional practices) markets and represent substantial entries into new markets in Arizona, Oklahoma and northern Ohio. Achieving further market penetration through follow-up acquisitions, as we have in Houston and Las Vegas, is the first step in executing our Company's strategy of market consolidation. We look forward to the challenge of integrating these markets and assisting our physicians in providing high quality, cost effective eye care services and marketing such services to managed care."

The release also stated:

          Physicians Resource Group, Inc., is the nation's leading provider of physician practice management services to ophthalmic and optometric practices. PRG develops integrated eye care delivery systems through affiliations with locally prominent physician practices in strategic geographic areas across the United States. PRG acquires the operating assets of these practices and develops the practices into eye care networks by providing management expertise marketing [and] information systems . . . .


     31. On 3/18/96, PRG announced the closing of the EyeCorp acquisition in a release that stated:

          Emmett E. Moore, Chairman, President and Chief Executive Officer of PRG, stated "The closing of the

     EyeCorp merger significantly advances our overall company strategy, our acquisition pipeline and our presence in a number of key markets . . . .  We are . . . ready to move forward with the successful future integration of the two companies as well as additional acquisitions."

     Physicians Resource Group, Inc. is the nation's leading provider of physician practice management services to ophthalmic and optometric practices. PRG develops integrated eye care delivery systems through affiliations with locally prominent physician practices in strategic geographic areas across the United States. PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise marketing [and] information systems . . . .

     32. On 3/18/96, Smith Barney issued a report on PRG, Harris and Heston. The report was based on and repeated information provided Harris and Heston by Moore, D'Amico, Owen and Bingham. Moore, D'Amico, Owen and Bingham also reviewed and approved this report before it was issued, knew it would be released to the public and become part of the total mix of information affecting PRG stock. The Smith Barney report forecast 1996 and 1997 EPS of $.81 and $1.10 for PRG, and a 33% five-year EPS growth rate and stated:

     Following the pooling-of-interests acquisition of its
     largest competitor, EyeCorp Inc., and the February
     acquisitions of 10 other leading eye care practices,
     PRG has emerged as the leading consolidator in the
     fragmented, $30 billion eye care market. . . .

          As a result of the EyeCorp merger and 10 additional acquisitions, PRG is now the largest manager of eye care practices in the country, with 70 practices, 17 ambulatory surgery centers and 256 eye care professionals located throughout 13 states. From a purely financial perspective, these transactions were extremely positive for PRG. In addition to tripling the current revenue run rate of PRG from $50-$55 million to around $165 million, we expect the deals to add around $0.05 to 1996 EPS. Our new 1996 estimate is

$0.81 . . . . Furthermore, given the strength of the acquired practices we are initiating a 1997 EPS estimate of $1.10, indicating continued 35%-plus growth off of our increased 1996 base.

Strategic Benefits Of The Transactions

     In addition to the relatively straightforward financial accretion of the deals, we wish to highlight several positive strategic implications:

     PRG has been able to remove its largest competitor from the acquisition environment. This reality should have a double benefit for PRG. First, one less significant acquiror will be bidding for each potential acquisition, which should be positive for acquisition pricing. Second, the full prestige of EyeCorp and its affiliated professionals will now be behind PRG. While it is still too early to detect any change in pricing, PRG has definitely seen an increase in volume of practices that want to talk about selling since the EyeCorp deal. When selling their practices, ophthalmologists and optometrists -- like anyone else -- want to feel that they are going with the winner. After the recent transactions, PRG is clearly the leader in the eye care market. While the company keeps its pipeline to 40-50 high-quality active discussions in the interest of focus, the backlog of potential deals has increased dramatically over the past several months.

     PRG is achieving critical mass in several key markets. In addition to simply growing through acquisitions, a central strategy of PRG is the creation of integrated eye care networks in its markets. As a result of the recent transactions, PRG is well on its way to achieving scale in key markets such as Houston/Galveston (six practices with 34 professionals), southern California (three practices with 34 professionals) and Las Vegas (three practices with 14 professionals) . . . . Once PRG achieves scale in a market, it is able to begin rationalizing the delivery of care, achieving meaningful cost savings and adding key services such as ambulatory surgery centers and optical dispensaries. Significantly, PRG believes that when it begins to achieve a presence in a market, it can grow revenues at 30% in that market over a two to four year period.


                                     * * *

          PRG has validated its strategy -- Investors will remember that PRG was formed as the first public consolidator of the eye care market through an initial public offering and concurrent acquisition of 10 founding practices. While the company became an instant industry leader, the lack of operating history was a cause of concern to many investors.
     We believe that the recent transactions serve as an emphatic validation of both the company's strategy and its management's ability to find and complete attractive acquisitions on both a grand and an individual scale. Starting from a base of $0, management has built a company with a revenue run rate of $165 million and a clear leadership in its attractive market in approximately nine months. With a full acquisition pipeline and several strong existing markets, we believe that PRG is well positioned to continue its rapid growth over the next several years.

                                     * * *

     Our New Model Assumptions

     Our 1997 EPS estimate is $1.10, indicating 35%-plus growth over 1996. Our long-term growth estimate remains 30%-35%, skewed toward 35% or more in the near term.

     33. On 3/19/96, Volpe Welty issued a report, written by Rosenbluth and Dunn, based on and repeating information provided them by Moore, D'Amico, Owen and Bingham, who reviewed and approved this report before it was issued and knew it would be released to the public and become part of the total mix of information affecting PRG stock. The Volpe Welty report forecast 1996 and 1997 EPS of $.82 and $1.14, respectively, for PRG and a 35% three-year growth rate, and stated:

Investment Thesis

        Physicians Resource Group (PRG) is the market leader in the rapidly consolidating eye care services segment of the physician practice management industry. Since its IPO in June of 1995, the Company has exceeded our expectations. Specifically, PRG has completed one very large acquisition and a series of smaller ones that have caused us to double our revenue estimates for 1996.

These results reinforce our view that Physicians Resource Group will capture a dominant share of this growing market. With a FY97 EPS estimate of $1.14 and an estimated long-term growth rate of 35%, our one-year price target is $40.

                                    * * *

On March 18, 1996, PRG completed a merger with EyeCorp, Inc., one of the largest independent eye care physician practice management companies, comprised of about 130 professionals in 50 practices. When added to PRG's 126 eye care professionals in 20 practices (following the recent acquisition of 10 practices), the combined entity is the largest physician practice management company in the United States focused solely on eye care. Memphis-based EyeCorp expands PRG's reach from seven to thirteen states. As a result of the merger, we have doubled our revenue estimates for FY96 from what we had anticipated following the Company's initial public offering.

                                    * * *

Other Developments. Though perhaps overshadowed by the EyeCorp merger, other significant developments have occurred since the IPO. First and foremost, PRG has successfully integrated the 10 "founding" practices acquired concurrent with the IPO. As a result of this success, Q3:95 results were in line with our $13.3 million revenue estimate and $0.12 EPS estimate.

In addition, despite the distractions of the EyeCorp merger, the Company in December announced definitive agreements to acquire 10 additional eye care practices, comprised of 56 ophthalmologists and optometrists. These acquisitions, which were completed on February 15, 1996, add to the Company's presence in Las Vegas and Houston, and allow it to enter new markets in Phoenix, Oklahoma, and northern Ohio.

                                    * * *

[W]e are confident that the completion of the EyeCorp merger, the recent closure of the acquisition of additional practices, and the resumption of other acquisition talks should Place PRG squarely on track to make our estimates.

        PRG: The Nation's Leading Provider of Integrated Eye Care Services

        PRG is building a national practice management company focused on providing integrated eye care delivery systems. The Company enters new markets by acquiring the practices of premier eye care services groups throughout the United States. Once a group is established in a given market, the Company expands within the market by (i) adding new services, (ii) recruiting additional physicians and optometrists, and (iii) consolidating other practices in the local market.

                                     * * *

        Finally, the Company's acquisition pipeline is large, and there is limited competition -- Equivision is the only publicly traded competitor. With its strong management team and access to capital, we think PRG's prospects are outstanding.

        34. On 3/26/96, PRG issued a release reporting its 4thQ 1995 and 1995 results which stated:

                The Company reported revenues for the three-month period ended December 31, 1995 of $13.1 million and net income of $1.3 million or $0.13 per share.

        The merger with EyeCorp, the second largest practice management company in the eye care field, establishes PRG as the preeminent leader in our industry. . . .  Emmett E. Moore, the Company's Chairman, President and
        Chief Executive Officer [said] "We believe PRG is positioned to continue to take advantage of the rapid changes that are occurring in the way health care in the United States is being delivered."

                PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices. PRG develops integrated eye care delivery systems through affiliations with locally prominent physician practices in strategic geographic areas across the U.S. PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing [and] information systems . . . .

        35. On 3/26/96, PRG held a telephonic conference call for securities analysts, money and portfolio managers, large PRG shareholders, institutional investors, brokers and stock traders. During the conference call and in follow-up one-on-one conversations with participants, Moore, D'Amico, Owen and Bingham stated:

        o    PRG's acquisition program was moving forward successfully.

        o PRG had the management expertise and experience and management information and accounting systems and controls necessary to permit it to continue its growth-by-acquisition program.

        o PRG had the personnel and expertise to do the necessary due diligence on acquisitions to assure it was acquiring only high-quality, profitable practices that met its standards and could be quickly integrated into PRG.

        o PRG was successfully integrating the eye doctor practices it had acquired to date and was not encountering any difficulties with respect to systems integration that would adversely impact its ability to continue its acquisition program.

        o The closing of the EyeCorp merger significantly advanced PRG's overall corporate strategy and positioned it to move forward with the successful integration of that acquisition and to continue its acquisitions at the current or an accelerated pace.

        o PRG was forecasting EPS growth of 25%-35% over the next several years and 1997 EPS of $1.10-$1.18.


        36. On 3/26/96 Smith Barney issued a report on PRG, written by Harris, that repeated information provided in the 3/26 conference call and follow-up conversations. The report forecast 1996 and 1997 EPS of $.81 and $1.10, respectively, and a 33% five-year EPS growth rate. The report also stated:

        EPS for the quarter were $0.13, in line with our estimate, as the company earned $1.3 million on $13.1 in sales. Net income for the year was $1.7 million, or $0.28 per share.

                                    * * *

        We believe that investors should view these recent results as positive indicators that PRG -- while in the midst of significant changes -- has been able to keep its operations on-track.

        37. On 3/29/96, Smith Barney issued a report on PRG, written by Harris, that repeated information provided in the 3/26 conference call and follow-up conversations. The report forecast 1996 and 1997 EPS of $.81 and $1.10, respectively, and a 33% five-year EPS growth rate. The report also stated:

        PRG has emerged as the leading consolidator in the fragmented, $30 billion eye care market, with roughly 70 practices, 17 ambulatory surgery centers and more than 250 eye care professionals located throughout 13 states.

                                    * * *

        PRG's recent M&A activity should enable the company to realize at least three major benefits, in addition to the relatively straightforward financial accretion of the deals:

                                    * * *

        (2) PRG is achieving critical mass in several key markets, allowing them to create integrated eye care networks. Once PRG achieves scale in a market, it is able to begin rationalizing the delivery of care, achieving meaningful cost savings and adding key services such as ambulatory surgery centers and optical dispensaries. Significantly, PRG believes that when it has a presence in a market, it can grow revenues at 30% in that market over a two- to four-year period.

        (3) PRG has expanded into new, attractive markets as the acquisition of EyeCorp and the 10 additional new products has added five new states and several new markets to PRG's portfolio.

Moore, D'Amico, Owen and Bingham reviewed and approved this report before it was issued.

        38. On 4/22/96, PRG issued a release announcing the acquisition of eight separate eye care providers located in various cities. The release stated:

                Emmett E. Moore, Chairman, President and CEO, stated, "These practices complement our position in the Houston, Cincinnati and California markets and represent substantial entries into new markets in the Dallas and north Texas areas as well as South Carolina. Achieving market penetration and regional geographic coverage through follow-up acquisitions is the first step in executing our Company's strategy of market consolidation. Entering into new markets by simultaneously acquiring a number of practices, as we have in the Dallas and north Texas area by acquiring five (5) practices over past two weeks, represents an exciting opportunity for the Company. We are able to achieve substantial market penetration as we enter the market, thereby accelerating the execution of our strategy.

        39. On 5/10/96, PRG issued a release reporting its 1stQ 1996 results, which stated:

              The Company reported revenues for the three month period ended March 31, 1996 of $36.2 million . . . . Exclusive of the non-recurring merger expenses, income would have been $2.2 million or $0.13 per share on approximately 17.2 million shares.

              PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices. PRG develops integrated eye care delivery systems through affiliations with locally prominent physician practices in strategic geographic areas across the United States. PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing [and]
        information systems . . . .


        40. As PRG's stock soared higher in the first half of 1996 due to PRG's repeated bombarding of the marketplace with favorable statements and forecasts -- climbing from $18-$19 at the beginning of the year to its all-time high of $34-3/8 by

5/2/96, the defendants moved quickly to exploit this inflation in PRG's stock price by completing a huge secondary offering.

        41. During the first two weeks of 5/97, Moore, D'Amico, Owen and Bingham went on a Roadshow to New York, Boston, Chicago and San Francisco to meet with institutional investors, money and portfolio managers, investors and stockbrokers to discuss PRG's business and prospects. The purpose of the Roadshow was, by presenting very positive information about PRG, to create strong demand for PRG's stock on the upcoming offering. They said:

        o PRG's acquisition program was moving forward successfully and ahead of schedule.

        o PRG had the management expertise and experience and management information and accounting systems and controls necessary to permit it to continue its growth-by-acquisition program.

        o PRG had the personnel and expertise to do the necessary due diligence on acquisitions to assure it was acquiring, only high-quality, profitable practices that met its standards and could be quickly integrated into PRG.

        o PRG was successfully integrating the eye doctor practices it had acquired to date and was not encountering any difficulties with respect to systems integration that would adversely impact its ability to continue its acquisition program.

        o The closing of the EyeCorp merger significantly advanced PRG's overall corporate strategy and positioned it to move forward with the successful integration of that acquisition and to continue its acquisitions at the current or an accelerated pace.

        o PRG was well on its way to achieving scale of operations in key markets such as Houston/Galveston, Southern California and Las Vegas, which would lead to significant cost savings in those areas in the near term.

        o PRG was forecasting EPS growth of 25%-35% over the next several years and 1997 EPS of $1.10-$1.18.

     42. On 5/14/96, PRG completed a 5,750,000 share secondary offering at $28-1/2 per share -- with 1.5 million shares sold by certain selling shareholders, while PRG sold 4,250,000 shares, raising $115 million in needed capital. The release announcing this offering again said:

     PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices. PRG develops integrated eye care delivery systems through affiliations with locally prominent physician practices in strategic geographic areas across the United States. PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing (and] information systems . . . .

     43. On 5/21/96, Alex. Brown & Sons issued a report on PRG, authored by Eleanor Kerns and Nancy Ochers, using and repeating information given to them by Moore, D'Amico, Owen and Bingham during the PRG secondary offering process, including the Roadshow. Moore, D'Amico, Owen and Bingham reviewed the report before it was issued and approved it, knowing it would be released to the public and become part of the total mix of information impacting PRG stock. The report forecast 1996 and 1997 EPS for PRG of $.80 and $1.09, respectively, and stated:


     -- We believe that Physicians Resource Group has the management team and market opportunity to increase earnings 30% Per year over the next 3-5 years.

                                     * * *

     Key Investment Consideration

          Industry trends favor physicians joining groups and groups seeking corporate partners. The market forces that have been driving physicians into group practice and driving group practices to seek a corporate partner are intensifying.

          $18 billion unpenetrated market niche within Physician Practice Management Industry.

     PRG's dominant position creates barrier to entry.

     PRG is now the dominant competitor in the eye care sector. We believe that the size and power of the franchise PRG has created will act as a competitive advantage to attaching new groups and as a barrier for companies trying to enter the niche.

                                     * * *

     Earnings growth generated primarily through acquisition in the near term.

     Same-market revenues growth for PRG is now is 4-6%, mostly based on increases in volume and services added. At present PRG is primarily focused on making acquisitions to increase market penetration and establish positions in desirable markets. We believe PRG will remain primarily focused on growth through acquisition through 1996.

     Long-term earnings growth generated by providing care with more efficient use of physician resources and margin improvement.

     We expect that in 1997, PRG will also focus on bringing efficiencies to the acquired groups; resulting in margin improvement.

     Strong Management Team

     PRG has a deep management team . . . .

     44. On 6/7/96, PRG issued a release announcing the acquisition of four additional eye care practices for cash and 411,678 shares of PRG stock. The release stated:

          Emmett E. Moore, Chairman, President and CEO stated, "These practices complement our existing strong position in the southern California market and represent significant entries into new markets in central Florida, South Carolina and New Jersey.

                                     * * *

          PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices . . . . PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing [and] information systems . . . .


     45. On 6/11/96, Alex. Brown issued a report on PRG, authored by Eleanor Kerns and Nancy Ochers, using and repeating information given them by Moore, D'Amico, Owen and Bingham during the PRG secondary offering process, including the Roadshow, and in discussions with them in recent days. Moore, D'Amico Owen and Bingham reviewed the report before it was issued and approved it, knowing it would be released to the public and become part of the total mix of information impacting PRG stock. The report forecast the following quarterly EPS for PRG for 1996 and 1997:


                          1996      1997
                          ---------------
                   Q1     .13A       .26E
                   Q2     .15E       .26E
                   Q3     .22E       .28E
                   Q4     .28E       .31E

The report also stated:

     We believe that the size and power of the franchise Physicians Resource Group has created will act as a competitive advantage to attracting new groups and as a barrier for companies trying to enter the niche.

                                     * * *

     Acquisition strategy

     Physicians Resource Group enters a market by acquiring the leading specialists (by reputation, not necessarily by size) in the market. It then attracts other practitioners to practice with the preeminent group. It is focused on building market dominance and continuity of care. It generally does not acquire a turnaround or physician retirement situation. During the due diligence period, the Potential acquisition must generally sign a "no shop" agreement for 4-6 months, thereby negotiating exclusively with Physicians Resource Group. The due diligence process includes an independent Medicare practice assessment to assure that practice utilization patterns of elderly fall into acceptable guidelines and standards.

                                     * * *

     Physicians Resource Group has a deep management team
     . . . .


     46. On 7/2/96, PRG announced the acquisition of the assets of five eye care practices located in Lakeland, Florida; Houston, Texas; Paducah, Kentucky; Kingman, Arizona (Phoenix area) and Rockford, Illinois (Chicago area) for cash and 552,812 shares of PRG common stock. The release stated:

          Emmett E. Moore, Chairman, President and CEO stated, "We are extremely pleased with the strategic value of this latest round of acquisitions. We believe they strengthen our current positions in Houston, Phoenix, Kentucky, and Illinois and also represent significant first steps in the large Florida and South Texas markets. Interest in PRG continues to be high and our acquisition program is addressing this demand while accomplishing our overall strategy."


     47. On 7/11/96, Smith Barney issued a report on PRG, authored by Harris, using and repeating information given to Harris by Moore, D'Amico, Owen and Bingham during the PRG secondary offering process, including the Roadshow. Moore, D'Amico, Owen and Bingham reviewed the report before it was issued and approved it, knowing it would be released to the public and become part of the total mix of information impacting PRG stock. The report forecast 1996 and 1997 EPS for PRG of $.81 and $1.10, respectively, and stated:


          PRG's recent M&A activity should enable the company to realize at least three major benefits, in addition to the relatively straightforward financial accretion of the deals: (1) PRG has been able to remove its largest competitor from the acquisition environment. Thus, one less significant acquiror will be bidding for each potential acquisition, and the full prestige of EyeCorp and its affiliated professionals will now be behind PRG. This should be positive for acquisition pricing. (2) PRG is achieving critical mass in several key markets, allowing it to create integrated eye care networks. Once PRG achieves scale in a market, it is able to begin rationalizing the delivery of care, achieving meaningful cost savings and adding key services such as ambulatory surgery centers and optical dispensaries. Significantly, PRG believes that when it has a presence in a market, it can grow revenues at 30% in that market over a two- to four-year period.
     (3) PRG has expanded into new, attractive markets, as the acquisition of EyeCorp and the 10 additional new practices has added five new states and several new markets to the company's portfolio.

     48. On 8/14/96, PRG issued a release reporting its 2ndQ 1996 results and the acquisition of more eye care practices, which stated:

     Physicians Resource Group, Inc. (NYSE: PRG) today reported net revenues for the three month period ended June 30, 1996 of approximately $46.6 million and net income of approximately $3.3 million or $0.16 per share.

          The Company also today announced that it has entered into definitive agreements to acquire the assets of, and provide management services to, several of the largest eye care practice groups in the United States . . .

          The total purchase price for these seven practices is estimated to be approximately $91.0 million, of which will be payable in PRG common stock, presently estimated to be approximately 4,167,000 shares.

          In addition to entering into these definitive agreements, the Company also announced that it has completed the acquisition of the assets of, and entered into service agreements with, five other eye care practices . . . .
     The total purchase price for these transactions is approximately $5.5 million, consisting of approximately $450,000 of cash and approximately 233,000 shares of PRG common stock.

          Emmett E. Moore, Chairman, President and CEO stated, "This latest round of acquisitions has brought into the PRG family some of the largest, most aggressive and prestigious eye care practices, not only in their regional markets, but in the entire country. Houston Eye Associates, one of the largest eye care practices in Texas as well as the U.S., joins 10 other PRG practices in the Houston market to further expand our largest market and position PRG as the preeminent provider of eye care in the upper Gulf Coast of Texas. Cincinnati Eye Institute has grown to be one of the largest and most successful eye care practices in the country and joins two other PRG practices in Cincinnati to position PRG as the leading eye care network in southern Ohio and northern Kentucky. The five Tampa Bay area practices, together with a previously announced practice acquisition in central Florida, give PRG the leading network in that part of Florida and position the Company to expand further into a state where eye care is one of the more significant medical specialties. The other acquisitions solidify PRG's already strong positions in southern California, the Chicago area and western Tennessee. We are clearly the ophthalmic leaders in all of these markets."

          Mr. Moore also stated, "This past quarter marks the end of our first full year of operations. We are excited that we continued to meet our financial objectives during this period, particularly in light of the tremendous level of operational and developmental activity. Starting from scratch, we have grown, this first year, from our initial 10 practices to a current level of 97 practices, including today's acquisitions . . . .

          PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices . . . . PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing [and] information systems . . . .

     49. On 8/14/96, PRG held a telephonic conference call for securities analysts, money and portfolio managers, large PRG shareholders, institutional investors, brokers and stock traders. During the conference call and in follow-up one-on-one conversations with participants, Moore, D'Amico, Owen and Bingham stated:

o PRG's acquisition program was moving forward successfully and ahead of schedule.

o PRG had the management expertise and experience and management information and accounting systems and controls necessary to permit it to continue its growth-by-acquisition program.

o PRG had the personnel and expertise to do the necessary due diligence on acquisitions to assure it was acquiring only high-quality, profitable practices that met its standards and could be quickly integrated into PRG.

o PRG was successfully integrating the eye doctor practices it had acquired to date and was not encountering any difficulties with respect to systems integration that would adversely impact its ability to continue its acquisition program.

o PRG was well on its way to achieving scale of operations in key markets such as Houston/Galveston, Southern California and Las Vegas, which would lead to significant cost savings in those areas in the near term.

o PRG was forecasting EPS growth of 25%-35% over the next several years and 1997 EPS of $1.10-$1.18.

     50. On 8/15/96, Alex. Brown issued a report on PRG, written by Kerns and Ochers, which repeated information provided them in the 8/14 conference call and in follow-up communications with Moore, D'Amico, Owen and Bingham. The report forecast the following EPS for PRG:


                          1996         1997
                          ------------------
                 Q1       .13A           .26
                 Q2       .16A           .26
                 Q3       .22            .28
                 Q4       .28            .31
                          ----          -----
                 YE       .81           1.09

The report stated:

     Highlights of the Quarter

     Continues Aggressive Acquisition Pace. Physicians Resource Group (PRG) completed acquisitions of 13 practices during the second quarter. It has completed acquisitions of 7 practices thus far in the third quarter and has signed definitive agreements with another 7 practices. PRG is now the market leader in several of its markets including Houston, Tampa and Cincinnati. After PRG acquires a leading presence in a market, it can then pursue operational integration of the practices. For example, PRG currently has 10 practices with 35 locations in Houston, Texas. The Company will now begin to focus on integrating those practices to increase administrative efficiencies. PRG will need only 1 billing office for the Houston market; it currently has a billing office in each of the 10 practices. The Company estimates that integrating business offices in Houston could save $1.0-1.5 million in annual operating costs. Once PRG has moved towards integrating the practices, it will then market its services to payors as a single-source network for all eye care services. We expect 1996 and early 1997 to be acquisition and market development years for PRG. We do not expect material integration and operating efficiencies until mid 1997.

     51. On 8/15/96, Smith Barney issued a report on PRG, authored by Harris, which repeated information provided him in the 8/14 conference call and in follow-up communications with Moore, D'Amico, Owen and Bingham. The report forecast the following 1996 and 1997 EPS for PRG, along with a 33% five-year EPS growth rate:


                      1996          1997
                     ------         -----
          Q1         $ .12A
          Q2         $ .16A
          Q3         $ .23E
          Q4         $ .28E
         Year        $ .81E        $1.10E

The report also stated:

          Earlier today, PRG reported 2Q96 EPS of $0.16 for the quarter ended June 30, 1996, in line with our estimate and that of the Street consensus.

                                     * * *

          The results of 2Q96, along with the simultaneous announcement of acquisitions that expand PRG's network and solidify its leadership positions in several important markets, reflect a company solidly on pace to continue meeting our expectations.

     52. on 8/30/96, Smith Barney issued a report on PRG, authored by Harris, using and repeating information given to Harris by Moore, D'Amico, Owen and Bingham during the PRG secondary offering process, including the Roadshow, and later updated. Moore, D'Amico, Owen and Bingham reviewed the report before it was issued and approved it, knowing it would be released to the public and become part of the total mix of information impacting PRG stock. The report forecast 1996 and 1997 EPS for PRG of $.81 and $1.10, respectively, and stated:

          PRG's recent M&A activity should enable the company to realize at least three major benefits, in addition to the relatively straightforward financial accretion of the deals: (1) PRG has been able to remove its largest competitor from the acquisition environment. Thus, one less significant acquiror will be bidding for each potential acquisition, and the full prestige of EyeCorp and its affiliated professionals will now be behind PRG. This should be positive for acquisition pricing. (2) PRG is achieving critical mass in several key markets, allowing it to create integrated eye care networks. Once PRG achieves scale in a market, it is able to begin rationalizing the delivery of care, achieving meaningful cost savings and adding key services such as ambulatory surgery centers and optical dispensaries. Significantly, PRG believes that when it has a presence in a market, it can grow revenues at 30% in that market over a two- to four-year period. (3) PRG has expanded into new, attractive markets, as the acquisition of EyeCorp and the 10 additional new practices has added five new states and several new markets to the company's portfolio.

     53. On 9/25-27/96, Moore, D'Amico, Owen and Bingham appeared at the Smith Barney Annual Conference on Emerging Sectors in Healthcare held in New York City and in presentations and breakout sessions, told the assorted securities analysts, money and portfolio managers, institutional investors, brokers and stock traders present that:

     0    PRG's acquisition program was moving forward successfully and ahead of schedule.

     0    PRG had the management expertise and experience and management information and accounting systems and controls necessary to permit it to continue its growth-by-acquisition program.

     0    PRG had the personnel and expertise to do the necessary due diligence on acquisitions to assure it was acquiring only high-quality, profitable practices that met its standards and could be quickly integrated into PRG.

     0    PRG was successfully integrating the eye doctor practices it had acquired to date and was not encountering any difficulties with respect to systems integration that would adversely impact its ability to continue its acquisition program.

     o PRG was well on its way to achieving scale of operations in key markets such as Houston/Galveston, Southern California and Las Vegas, which would lead to significant cost savings in those areas in the near term.

     0    PRG was forecasting EPS growth of 25%-35% over the next several years and 1997 EPS of $1.10-$1.18.

     54. On 10/7/96, PRG announced the acquisition of its two largest competitors, American Ophthalmic, Inc., and the eye care division of EquiMed Incorporated in separate transactions, involving stock and cash. The release stated:

          With these acquisitions, Physicians Resource Group's annual revenue run rate will increase to approximately $378 million, from a pre-acquisition rate of $248 million. In addition, with these acquisitions, PRG will provide management services to 136 practices, and will have 586 professionals and 44 ambulatory surgery centers, making it the nation's largest single-specialty physician practice management company.

          "These acquisitions are strategically, geographically and financially very important to the future of PRG," said Emmett E. Moore, Physicians Resource Group Chairman, President and Chief Executive Officer.

"American Ophthalmic makes us the market leader in Central and South Florida, fills out the Central Texas corridor in Austin and San Antonio to complement PRG's strength in Houston and Dallas, bolsters our strong positions in Las Vegas and Southern California and offers us market entries in Alabama and North Carolina.
        EquiMed brings us significant new entries into Louisiana and New York and their practices in Northern California, Ohio, Pennsylvania, Illinois and Iowa complement PRG's existing practices in and around these markets. Both of these acquisitions bring us significant operational infrastructure..........

55. On 10/8/97, Alex. Brown issued a report on PRG, written by Kerns and Hudson, which was based on and repeated information given them by Moore, D'Amico, Owen and Bingham over the prior few days. The report repeated forecast the following 1997 EPS for PRG:

                                                   1997
                                  Ql               $.26
                                  Q2               $.26
                                  Q3               $.28
                                  Q4               $.31
                                                 --------
                                  Year             $1.10E

The report also stated:

        Physicians Resource Group announced agreements to acquire American Ophthalmic (a privately held physician practice management company focusing on eye care) and the eye-care operations of EquiMed.

                                     * * *

                 Upon completion of these transactions, Physicians Resource Group should have annualized revenues of approximately $380 million and we expect the transactions could add $0.03-$0.05 to 1997 EPS.

                 In our opinion, the acquisitions afford a unique strategic opportunity for Physicians Resource Group. The Company has effectively eliminated its top three competitors in the eye care niche of the physician practice management industry (EyeCorp in January 1996, American Ophthalmic and EquiMed due to be completed early in 1997). The remaining competitors in the niche are relatively small, with annual revenues of less than

        $50 million. We believe that the acquisitions offer three primary strategic advantages for Physicians Resource Group. (1) The scope of Physician Resource Group creates a unique presence and visibility for the Company among physicians in the market, which should help to expand the acquisition pipeline. (2) The acquisitions eliminate the largest competitors in the market, which should help hold acquisition prices in check. (3) Upon completion of the acquisitions, Physicians Resource Group will have a 12-state contiguous market presence across the South. The contiguous market presence aids in developing operating efficiencies as well as in contracting with payors.

        56. On 10/14/96, PRG announced the acquisition of the assets of four eye care practices: (1) Melbourne Eye Associates of Brevard, Inc. and Melbourne Eye Associates, P.A., located in Melbourne, Florida; (2) Ophthalmological Associates, Ltd., d/b/a Green Waltman Institute, located in Belleville, Illinois; (3) Southwest Eye Associates, Ltd., Safford Surgi-Center, Inc. and SNW, Inc., located in Safford, Arizona (Phoenix area); and (4) Richard D. Levin, M.D., P.S.C., d/b/a Levin Eye Institute, located in Cincinnati, Ohio, for cash and 566,767 shares of PRG common stock. The release also stated:

                 PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices.... PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing [and] information systems....

        57. On 10/29/96, Dillon Read issued a report on PRG, written by James Lane, which was based on and repeated information provided Lane by Moore, D'Amico, Owen and Bingham, who also reviewed and approved this report before it was issued, knowing it would be released to the public and impact the total mix of information affecting PRG stock. The report forecast 1997 EPS of $1.12 for PRG, and a 28% long-term growth rate for PRG.

The report stated:

                 Short-term, same-market growth through operating synergies and external growth through acquisitions should enable PRG to maintain 25-30% EPS growth. While critical mass and information systems are crucial to long-term viability, same-market synergies and acquisitions will drive EPS growth and share price appreciation in the near-term....
        We have a high degree of confidence that PRG has a healthy pipeline of acquisitions. This pipeline expanded even more since the announcement of its acquisitions of AOI and EquiMed.

                 Despite rapid acquisition pace, there is still substantial room for growth. Although PRG has been an active leader in consolidating the eye care market to date -- effectively growing the company's annualized revenues from $52 million at the time of its IPO in June 1995 to approximately $378 million inclusive of its recently announced agreements to acquire AOI and EquiMed, the company will have less than 2% of the approximately 17,000 ophthalmologists in the United States. As such, we believe, that there is substantial room for growth within the company's existing markets and beyond.

                 PRG has strong operational and financial controls in place, but significant operating synergies have yet to be realized. Rapid growth such as that reported by PRG requires competent management and strong internal monitoring and controls. We have carefully reviewed with management the states it takes in identifying and evaluating new acquisitions and in monitoring and managing its existing businesses. We believe that the company does have the proper controls in place to continue its rapid growth and to manage its current operations. Furthermore, PRG has plans to continue to build its infrastructure, including management and information systems.

        Financial Projections and Recommendations

                 Our 1996 and 1997 estimates are $0.75 and $1.12, respectively (exclusive of certain one-time acquisition charges that have been incurred..). We have a high degree of confidence in these estimates, which are based on highly conservative acquisition assumptions in 1997 relative to the company's activity in 1996. Furthermore, we believe that acquisition prices and terms should remain relatively stable given that AOI and EquiMed will not be participating in acquisition bidding.

        58. On 11/12/96, Dillon Read issued another report on PRG, written by Lane, which was based on and repeated information provided Lane by Moore, D'Amico, Owen and Bingham, who also reviewed and approved this report before it was issued, knowing it would be released to the public and impact the total mix of information affecting PRG stock. The report 1997 EPS of $1.12 and a five-year growth rate of 27.5% for PRG. The report stated that:

        Despite Rapid Acquisition Pace, There is Still Substantial Room for
        Growth

        [W]e believe that there is substantial room for growth within the company's existing markets and beyond.

        In the Near Term, PRG to Maintain 25%-30% EPS Growth

                 While critical mass and information systems are crucial to long-term viability, same-market synergies and acquisitions will drive EPS growth and share price appreciation in the near-term. PRG typically enters a market by acquiring the assets of a leading practice, and entering into long-term management contracts with the professionals of that practice. ... We have a high degree of confidence that PRG has a healthy pipeline of acquisitions. This pipeline has expanded even more since the announcement of its acquisitions of AOI and EquiMed.

                                     * * *

        Emphasis on Operating and Clinical Information Systems

                 PRG has strong operational and financial controls in place, but significant operating synergies have yet to be realized. Rapid growth such as that reported by PRG requires competent management and strong internal monitoring and controls. We have carefully reviewed management's procedures in identifying and evaluating new acquisitions, and in the monitoring and management of its existing businesses. We believe that the company does have the proper financial management systems and controls in place to continue its rapid growth and to manage its current operations. In addition, PRG operates a corporate data repository that currently receives information from two regional systems. Additional systems will begin transferring data to the repository in coming quarters.

        Furthermore, PRG has plans to continue to build its infrastructure, including management and information systems. ... The development of these CBOs, and the addition of other administrative efficiencies, should improve operating margins, which we believe are currently suppressed by the significant expenditure on infrastructure.

        59. The positive statements made by defendants during the Class Period up to this date about PRG's business and operations, its acquisitions and their impact upon the Company's business and PRG's EPS prospects, were each false and misleading when made. The true facts, which were then available to defendants, but defendants failed to disclose, included:

                 (a) Contrary to defendants' representations, in order to keep up with its rapid pace of acquisitions, PRG did virtually no due diligence prior to making an acquisition and, in the case of the EquiMed/EquiVision acquisition, never obtained separate accurate and complete financial statements of EquiMed's EquiVision division, prior to completing the acquisition.

                 (b) PRG could not generate accurate monthly financial statements for the individual eye practices it supposedly managed, which generated persistent disputes with the practices, including a refusal by practices to pay disputed receivables to PRG.

                 (c) PRG's internal accounting department was overwhelmed and thus ineffective. It did not have adequate personnel, systems or controls to monitor PRG's existing operations, let alone cope with the increasing number of acquisitions. As a result, PRG could not generate accurate financial statements for its local practices or the parent public company.

                 (d) PRG's financial statements were completely unreliable and false for the reasons detailed in Paragraphs 80-95.

                 (e) PRG was unable to successfully convert the cash basis accounting systems used by the local eye care practices it acquired to the accrual accounting methods necessary for PRG to prepare accrual financial statements conforming with both GAAP and SEC regulations.

                 (f) PRG's business model was fundamentally flawed and did not work as it was not possible for PRG to assemble the practices it was acquiring into an efficient network which was profitable and generated accurate financial information.

                 (g) PRG's acquisition program was out of control, PRG had neither the personnel nor the systems to make as many acquisitions as it was making.

                 (h) Many of PRG's acquired practices were incurring decreasing revenues rather than growth, due to the lack of synergies and efficiencies, as well as the ongoing disputes between the practices and PRG.

                 (i) Many of the practice management agreements entered into between PRG and the local practices were illegal because they amounted to illegal fee-splitting or violations of anti-kickback or patient-brokering laws of certain states, including Florida.

                 (j) Contrary to its representations of a strong and experienced management team, PRG lacked the management personnel and management information systems and internal accounting controls necessary to permit it to integrate the large number of acquisitions it was pursuing and still adequately manage its existing business.

                 (k) PRG did not have, as represented, a seasoned and experienced management team as, in fact, none of its top managers had ever successfully implemented an acquisition program anywhere near the scope of that being undertaken by PRG, nor had they successfully managed a business enterprise as large as PRG would be after the EyeCorp, American Ophthalmic and EquiMed acquisitions.

                 (l) PRG had undertaken its vastly accelerated acquisition program without performing a feasibility study to determine whether or not it would be capable of acquiring and then integrating into its operations the large number of hospital and laboratory facilities it was acquiring and thus defendants knew it was likely that PRG would encounter serious problems in integrating those acquisitions.

                 (m) The growth in PRG's existing practices was slowing, due in part to PRG management's distraction by the demands of pursuing the accelerated acquisition program and attempting to integrate several acquired businesses into PRG's existing operations at the same time; as a result, revenue growth in PRG's core businesses was slowing, which was putting pressure on PRG's ability to achieve EPS growth.

                 (n) The businesses being acquired by PRG had internal accounting and management information systems which were incompatible with those utilized by PRG in its core business and, notwithstanding claims to the contrary, PRG did not have software available which would permit those incompatible systems to efficiently interact with or communicate with its existing accounting and management information systems. As a result, the PRG defendants knew that the process of integrating the acquired businesses into PRG's operations would take much longer and be much more expensive than was being publicly presented and that as a result, after each of these acquisitions took place, PRG was encountering serious and persistent difficulties in obtaining the type of accurate business and accounting information it needed from the acquired entities in order to successfully oversee or manage those businesses, let alone integrate them into PRG's operations.

                 (o) PRG did not have a business plan by which it would integrate its acquired operations into its business in a way to achieve economies of scale or generate the type of accurate information on a timely basis that PRG management needed to oversee those acquired businesses and manage them in a profitable manner.

                 (p) As a result of the foregoing, PRG was not experiencing the acquisition synergies, efficiencies or cost savings represented by the defendants, but rather was having difficulty integrating the operations of acquired practices, which was leading to increased costs which would hurt PRG's 4thQ 1996 results and its 1997 results as well.

                 (q) As a result of the inability of PRG's top managers to pay attention to this part of the business due to the demands of pursuing PRG's accelerated acquisition program and the problems they were encountering in attempting to integrate the acquired businesses into PRG's operations, PRG was required to cut prices and engage in promotional activities in that part of its business, which was adversely impacting PRG's EPS growth.

                 (r) As a result of the foregoing, there was no basis for the assurances that the acquisitions contained the potential for significant economies of scale or synergies of operations or that they would be accretive or non-dilutive to PRG's results during 1997 as, in truth, defendants actually knew these acquisitions would badly hurt PRG's results from operations.

                 (s) As a result of the foregoing, defendants' forecasts that PRG would achieve EPS of $1.05-$1.18 in 1997, were known by defendants to be false, as such EPS were impossible to achieve in light of these undisclosed problems.

                 (t) The forecasts of 25%-35% EPS growth for PRG over the next three-five years were known by defendants to be false, as they were aware of the adverse information set forth above which contradicted these forecasts.

     60. On 11/14/96, PRG issued a release reporting its 3rdQ 1996 results, which stated:

                 Physicians Resource Group,Inc. today reported net revenues for the three-month period ended September 30, 1996 of approximately $60.5 million and net income of approximately $3.5 million or $0.13 per share. ... Excluding the non-recurring expenses and related tax effects associated with pooling of interests transactions and including pre-acquisition income of the pooled entities, income would have been approximately $5.9 million or $0.22 per share for the three-month period.

                                     * * *

                 Emmett E. Moore, Chairman, President and CEO stated, "This past quarter was a very significant one for PRG. We made 17 acquisitions and met competitive pressures head-on with the acquisition of Cincinnati Eye Institute, Houston Eye Associates and a number of practices in the Tampa, Florida area. We benefited greatly from pooling certain of these transactions. After quarter end, we announced the acquisition of our two biggest competitors, American Ophthalmic Inc. (AOI) and the eye care division of EquiMed. These acquisitions are strategically, geographically and financially important to PRG's future. Our management team has been and will continue to be focused on closing these acquisitions and integrating their operations over the next few months. We believe that even though these efforts will cause a delay in the execution of acquisitions otherwise anticipated in the fourth quarter the Company will be better positioned for the future."

         61. On 11/14/96, PRG held a telephonic conference call for securities analysts, money and portfolio managers, large PRG shareholders, institutional investors, brokers and stock traders. During the conference call and in follow-up one-on-one conversations with participants, Moore, D'Amico, Owen and Bingham stated:

         o PRG's acquisition program was going to move forward successfully. While there would be a temporary slowdown of new acquisitions in the 4thQ of 1996, the acquisition pace would pick up and be back on schedule in 1997.

         o PRG had the management expertise and experience and management information and accounting systems and controls necessary to permit it to continue its growth-by-acquisition program.

         o PRG had the personnel and expertise to do the necessary due diligence on acquisitions to assure it was acquiring only high-quality, profitable practices that met its standards and could be quickly integrated into PRG.

         o PRG was successfully integrating the eye doctor practices it had acquired to date and was not encountering any difficulties with respect to systems integration that would adversely impact its ability to continue its acquisition program.

         o PRG was well on its way to achieving scale of operations in key markets such as Houston/Galveston, Southern California and Las Vegas, which would lead to significant cost savings in those areas in the near term.

         o PRG was still forecasting EPS growth of 25%-35% over the next several years 1997 EPS of $1.05-$1.15 and further gains in 1998 to close to $1.50.

         62. While PRG's stock began to decline after the 11/14 disclosures -- from $23-3/4 on 11/14 to $17 on 12/18, defendants continued to cause PRG's stock to trade at artificially inflated levels throughout the balance of the Class Period by failing to make full, complete and timely disclosures of the adverse facts concerning PRG's business and continuing to make false and misleading statements about the true extent, value and seriousness of the problems then afflicting PRG's business.

         63. On 11/14/96, Dillon Read issued a report on PRG, written by Lane, which was based on and repeated the information provided by Moore, D'Amico, Owen and Bingham in the 11/14 conference call. The report forecast 1997 EPS of $1.12 and a 28% long-term growth rate. The report also stated:

                 Earlier today, Physicians Resource Group reported 3Q96 EPS from continuing operations of $0.22, ahead of our estimate of $0.20.

                                   *   *   *

                 Furthermore, management indicated that the pipeline of potential acquisitions has been enhanced by the AOI and EquiMed transactions. Based on current trends, PRG should be able to maintain its current acquisition pace in 1997, although there will likely not be any acquisitions in 1997 that are the size of EquiMed and AOI.

         64. On 11/20/96, Alex. Brown issued a report on PRG, written by Kerns and Ochers, which was based on and repeated the information provided by Moore, D'Amico, Owen and Bingham in the 11/14 conference call. The report forecast the following 1997 EPS for PRG:

                          1997E
                          -----
                 Ql       $ .26
                 Q2       $ .26
                 Q3       $ .28
                 Q4       $ .31
                 Year     $1.09

The report also stated:

                 Physicians Resource Group reported 3Q96 of $0.22 versus $0.12 in the prior year, $0.01 above our estimate of $0.21. Revenues for the quarter increased 109% over the prior year's level to $60.5 million, $4.2 million below our estimate of $64.7 million. Due to the Company's strong acquisition pace, including the two large acquisitions of Equivision (completed) and American Ophthalmic (still pending), we believe that the acquisition pace of 4Q96 will be impaired and are reducing our 4Q96 EPS estimates to reflect the acquisition timing issue. We are also raising our revenue expectations to reflect the completion of the Equivision acquisition and the pending acquisition of American Ophthalmic.


                                           Original         Revised
                                           Estimate         Estimate
                                           --------         --------
                          4Q96 EPS         $0.26            $0.22
                          1997 Revenues    $381.9 mil       $505.0 mil
                          1997 EPS         $1.09            No change
                          1998 Revenues    $501.8 mil       $665.0 mil
                          1998 EPS         $1.46            No change

                 Other Highlights of the Quarter

                 -- Recent Pace and Size of Acquisitions Could Slow 4Q96 Acquisitions. During 3Q96, Physicians Resource Group completed 17 acquisitions and signed agreements to acquire its two next-largest competitors (Equivision and American Ophthalmic). We believe that the pace and scope of acquisition activity in 3Q96 will impair acquisition completions in 4Q96. We have reduced our 4Q96 EPS estimate by $0.04 to reflect the lower acquisition activity and increased expenses associated with integrating the acquisition. We believe that Physicians Resource Group will resume its acquisition pace after 4096 and begin to pursue operating efficiencies in its major markets; we are not changing our 1997/1998 EPS estimates of $1.09/$1.46, respectively.

         65. On 11/25/96, Smith Barney issued a report on PRG, written by Harris, which was based on and repeated information provided him by Moore, D'Amico, Owen and Bingham, who also reviewed and approved this report before it was issued, knowing it would be released to the public and impact the total mix of information affecting PRG stock. The report slightly lowered the

1997 EPS forecast for PRG to $1.07, while continuing to forecast a 33% five-year EPS growth rate. The report stated:

                 In 1997, we expect PRG to generate revenues of $541.3 million, versus $223.4 million in 1996 reflecting the impact of recently closed acquisitions as well as the assumption that the company can acquire another $150 million in revenue run-rate during 1997. Given that PRG acquired in excess of $250 million in revenue run-rate in 1996 even if we exclude large transactions such as American Ophthalmic, Equivision and EyeCorp., we believe that this acquisition expectation is reasonable. Revenue growth should drive fully diluted earnings per share to $1.07 in 1997.

         66. On 12/6/96, PRG announced it had sold $125 million in convertible subordinated debentures in a private placement. The release stated:

                 PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices. . . . PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing
                 [and] information systems. . . .

Smith Barney helped on the American Opthalmic acquisition. Alex. Brown did the subordinated debenture offering.

         67. On 12/13/96, Dillon Read issued a report on PRG, authored by Lane, which repeated information given him by Moore, D'Amico, Owen and Bingham in the prior few days. Moore, D'Amico, Owen and Bingham reviewed the report before it was issued and approved it, knowing it would be released to the public and become part of the total mix of information impacting PRG stock. The report forecast 1997 EPS of $1.12 per share and stated:

         The company's pipeline of acquisitions remains very strong and should enable the company's management to continue to grow EPS in excess of
         25% throughout 1997. . . . With the completion of the company's recent convertible subordinated debenture offering, the company is well-positioned to continue consolidating this industry.

         68. On 12/16/96, Smith Barney issued a report on PRG, authored by Harris, using and repeating information given to Smith Barney by Moore, D'Amico, Owen and Bingham during discussions with them in recent days. Moore, D'Amico, Owen and Bingham reviewed the report before it was issued and approved it, knowing it would be released to the public and become part of the total mix of information impacting PRG stock. The report forecast the following 1997 EPS for PRG and a 33% five-year EPS growth rate:


                                           1997
                                          -----
                                 Ql       $ .23
                                 Q2       $ .25
                                 Q3       $ .28
                                 Q4       $ .30
                                 Year     $1.07

         69. On 12/22/96, PRG issued a release announcing the closing of the American Ophthalmic acquisition for cash and 1,323,000 shares of PRG stock. The release stated:

                 PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices. . . . PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing [and] information systems. . . .

         70. On 1/9/97, PRG announced it had acquired the assets of 8 separate eye care practices since the beginning of December for cash and approximately 514,000 shares of PRG common stock. Five of these practices were located in the Dallas, San Antonio and Houston, Texas markets; the remainder were located in Chicago,

Illinois; Orlando, Florida and Roanoke Rapids, North Carolina.

The report also stated:

                 Emmett E. Moore, Chairman, President and CEO, stated, "These December acquisitions provide substantial additional support for our Texas networks. Three of these practices are located in the Dallas area bringing our network in this market to nine (9) practices with seventeen (17) ophthalmologists and two (2) optometrists practicing at twenty-seven (27) locations, which include one (1) ambulatory surgery center, one (1) excimer laser and twelve (12) optical dispensaries. We are extremely pleased with the progress of our consolidation efforts in Dallas both with respect to the quality of practices in the network and the market coverage achieved.

                                    *  *  *

                 PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices . . . . PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing [and] information systems. . . .

         71. On 1/10/97, Alex Brown issued a report on PRG, written by Kerns and Ochers, which was based on and which repeated information given them by Moore, D'Amico, Owen and Bingham in the prior few days. Moore, D'Amico, Owen and Bingham reviewed the report before it was issued and approved it, knowing it would be released to the public and become part of the total mix of information impacting PRG stock. The report forecast the following 1997 EPS for
PRG:



                           1997
                          -----
                 Ql       $ .23
                 Q2       $ .27
                 Q3       $ .28
                 Q4       $ .30
                 Year     $1.09

The report also stated:

         During the fourth quarter the Company completed the acquisition of its two largest competitors (EquiMed and American Ophthalmic, which together added 37 practices). We expect the level of integration and due diligence activity in the fourth quarter will cause EPS to be flat over the third quarter's levels ($0.22 versus $0.13 in the prior year). We believe that the level of acquisitions in 1997, while still aggressive, will be at a more normalized pace of 10-12 practices per quarter.

         72. On 2/3/97, Merrill Lynch issued a report on PRG, written by Kenneth Wakely, which was based on and which repeated information given him by Moore, D'Amico, Owen and Bingham in the prior few days. Moore, D'Amico, Owen and Bingham reviewed the report before it was issued and approved it, knowing it would be released to the public and become part of the total mix of information impacting PRG stock. The report forecast 1997 EPS of $1.09, as well as a 25% five-year EPS growth rate for PRG. The report also stated:

         -- We believe that Physicians Resource Group will continue to pursue an aggressive, but focused, acquisition strategy going forward. We expect revenues to reach approximately $223 million in 1996 and $450 million in 1997, a growth rate of approximately 100%. Such a strong pace, when coupled with a same-market growth rate in the 10% range, should support earnings growth of 25% for the next three to five years.

                                    * * *

         The company has steadily expanded its operations across the nation, a process that we expect to continue for the foreseeable future. As the clear leader in this PPM niche, we believe that the company has a significant competitive advantage, at least in terms of acquisition opportunities, industry presence and sector leadership.

         Core Operations:

                 Physicians Resource Group is the nation's leader in forming eye-care delivery networks, with a total of 140 group practices.

                                    *  *  *

                 Leading Position in Industry: With a revenue run-rate of $400 million, PRG is now one of the largest physician practice management organizations in the nation. More importantly, with the company's focus on eye care, it is clearly the leader in that industry niche, a segment of the physician industry that is more fragmented than the industry as a whole.

         For 1996, earnings per share should increase to $0.76 compared with $0.16 in 1995. For 1997, we forecast a rise in earnings per share to $1.09.

         Key Positives:

         -- Leading Position in Fragmented Market: With a revenue base of $450 million in 1997, PRG is an estimated ten times larger than its nearest competitor. Such size and presence present substantial barriers to entry and afford acquisition opportunities that none of its competitors can match.

         -- Impressive Track Record: The company has completed, in rather quick succession, a number of large acquisitions that have positioned it favorably in its industry. The company's management clearly has a focus on the consolidation of this industry, and has completed a number of acquisitions so as to maximize the company's operational leverage.

         -- Strong Earnings Growth: We expect earnings growth to approximate 25% over the next three to five years, driven in the first year or two by acquisitions and later by administrative and operational efficiencies, as well as through the growth of managed care contracts and capitated lives.

         73. On 2/12/97, Merrill Lynch issued a report on PRG, written by Wakely, based on information provided to him by Moore, D'Amico, Owen and Bingham over the prior several days. The report forecast 1997 EPS of $1.09 for PRG, and stated:

                 The shares of Physicians Resource Group have traded off
recently. . . . After speaking with
         management, we believe that the weakness is not due to any change in fundamentals.

                                   *  *  *

                 After speaking with management last night, we believe that the current weakness was not due to any change in company fundamentals.

                                   *  *  *

                 We talked with the company's management last night, to discuss operations and the integration of its acquisitions. The integration of its new acquisitions is going as planned, with no unexpected problems. However, our level of confidence in our fourth quarter and 1997 EPS estimates has increased as absolutely nothing has changed since we picked up coverage last week.

         KEY POSITIVES

                                   *  *  *

                 Strong Earnings Growth: We expect earnings growth to approximate 25% over the next three to five years, driven in the first year or two by acquisitions and later by administrative and operational efficiencies, as well as through the growth of managed care contracts and capitated lives.

         74. On 2/11/97, PRG appeared at the Smith Barney Fifth Annual Health Care Services Conference at the Plaza Hotel in New York City, at which Moore, D'Amico, Owen and Bingham appeared for PRG and in a presentation to the assembled institutional investors, money and portfolio managers and brokers, stated:

         o PRG's acquisition program was still on schedule, and while there had been a Company slowdown in the 4thQ of 1996, PRG's acquisition program would proceed on pace in 1997.

         o PRG had the management expertise and experience and management information and accounting systems and controls necessary to permit it to continue its growth-by-acquisition program.

         o PRG had the personnel and expertise to do the necessary due diligence on acquisitions to assure it was acquiring only high-quality, profitable practices that met its standards and could be quickly integrated into PRG.

         o PRG was successfully integrating the eye doctor practices it had acquired to date and was not encountering any difficulties with respect to systems integration that would adversely impact its ability to continue its acquisition program.

         o PRG was well on its way to achieving scale of operations in key markets such as Houston/Galveston, Southern California and Las Vegas, which would lead to significant cost savings in those areas in the near term.

         o PRG was forecasting EPS growth of 25%-35% over the next several years and 1997 EPS of $1.05-$1.15 with further gain in 1998 to close to $1.50.

         75. The positive statements made by defendants during 11/14/96-2/11/97 about PRG's business and operations, its acquisitions and their impact upon the Company's business and PRG's EPS prospects, were each false and misleading when made. The true facts, which were then available to defendants, but defendants failed to disclose, included:

                 (a) Contrary to defendants' representations, in order to keep up with its rapid pace of acquisitions, PRG did virtually no due diligence prior to making an acquisition and, in the case of the EquiMed/EquiVision acquisition, never obtained separate accurate and complete financial statements of EquiMed's EquiVision division, prior to completing the acquisition.

                 (b) PRG could not generate accurate monthly financial statements for the individual eye practices it supposedly managed, which generated persistent disputes with the practices, including a refusal by practices to pay disputed receivables to PRG.

                 (c) PRG's internal accounting department was overwhelmed and thus ineffective. It did not have adequate personnel, systems or controls to monitor PRG's existing operations, let alone cope with the increasing number of acquisitions. As a result, PRG could not generate accurate financial statements for its local practices or the parent public company.

                 (d) PRG's financial statements were completely unreliable and false for the reasons detailed in Paragraphs 80-95.

                 (e) PRG was unable to successfully convert the cash basis accounting systems of the local eye care practices it acquired to the accrual accounting methods necessary for PRG to prepare accrual financial statements conforming with both GAAP and SEC regulations.

                 (f) PRG's business model was fundamentally flawed and did not work as it was not possible for PRG to assemble the practices it was acquiring into an efficient network which was profitable and generated accurate financial information.

                 (g) PRG's acquisition program was out of control, PRG had neither the personnel nor the systems to make as many acquisitions as it was making.

                 (h) Many of PRG's acquired practices were incurring decreasing revenues rather than growth, due to the lack of synergies and efficiencies, as well as the ongoing disputes between the practices and PRG.

                 (i) Many of the practice management agreements entered into between PRG and the local practices were illegal because they amounted to illegal fee-splitting or violations of anti-kickback or patient-brokering laws of certain states, including Florida.

                 (j) Contrary to its representations of a strong and experienced management team, PRG lacked the management personnel and management information systems and controls necessary to permit it to integrate the large number of acquisitions it was pursuing and still adequately manage its existing business.

                 (k) PRG did not have, as represented, a seasoned and experienced management team as, in fact, none of its top managers had ever successfully implemented an acquisition program anywhere near the scope of that being undertaken by PRG, nor had they successfully managed a business enterprise as large as PRG would be after the EyeCorp, American Ophthalmic and EquiMed acquisitions.

                 (1) PRG had undertaken its vastly accelerated acquisition program without performing a feasibility study to determine whether or not it would be capable of acquiring and then integrating into its operations the large number of hospital and laboratory facilities it was acquiring and thus defendants knew it was likely that PRG would encounter serious problems in integrating those acquisitions.

                 (m) The growth in PRG's existing practices was slowing, due in part to PRG management's distraction by the demands of pursuing the accelerated acquisition program and attempting to integrate several acquired businesses into PRG's existing operations at the same time; as a result, revenue growth in PRG's core businesses was slowing, which was putting pressure on PRG's ability to achieve EPS growth.

                 (n) The businesses being acquired by PRG had internal accounting and management information systems which were incompatible with those utilized by PRG in its core business and, notwithstanding claims to the contrary, PRG did not have software available which would permit those incompatible systems to efficiently interact with or communicate with its existing accounting and management information systems. As a result, the defendants knew that the process of integrating the acquired businesses into PRG's operations would take much longer and be much more expensive than was being publicly presented and that as a result, after each of these acquisitions took place, PRG was encountering serious and persistent difficulties in obtaining the type of accurate business and accounting information it needed from the acquired entities in order to successfully oversee or manage those businesses, let alone integrate them into PRG's operations.

                 (o) That PRG did not have a business plan by which it would integrate its acquired operations into its business in a way to achieve economies of scale or generate the type of accurate information on a timely basis that PRG management needed to oversee those acquired businesses and manage them in a profitable manner.

                 (p) As a result of the foregoing, PRG was not experiencing the acquisition synergies, efficiencies or cost savings represented by PRG defendants, but rather was having difficulty integrating the operations of acquired practices, which was leading to increased costs which would hurt PRG's 4thQ 1996 results and its 1997 results as well.

                 (q) As a result of the inability of PRG's top managers to pay attention to this part of the business due to the demands of pursuing PRG's accelerated acquisition program and the problems they were encountering in attempting to integrate the acquired businesses into PRG's operations, PRG was required to cut prices and engage in promotional activities in that part of its business, which was adversely impacting PRG's EPS growth.

                 (r) As a result of the foregoing, there was no basis for the assurances that the acquisitions contained the potential for significant economies of scale or synergies of operations or that they would be accretive or non-dilutive to PRG's results during 1997 as, in truth, defendants actually knew these acquisitions would badly hurt PRG's results from operations.

                 (s) As a result of the foregoing, defendants' forecasts that PRG would achieve EPS of $1.07-$1.12 in 1997, and close to $1.50 in 1998 were known by defendants to be false, as such EPS were impossible to achieve in light of these undisclosed problems.

                 (t) As a result of the foregoing, the forecasts of 25% EPS growth for PRG over the next three to five years were known by defendants to be false, as they were aware of the adverse information set forth above which contradicted these forecasts and made them impossible to achieve.

         76. On 3/26/97, PRG announced its 4thQ 1996 results and held a conference call for analysts and investors. While PRG reported 4thQ 1996 EPS of $.21, it also announced that, due to the recent decline in its stock price, PRG would not be able to maintain its pace of acquisitions, that ongoing acquisitions would not add to its EPS in 1997 and its 1997 EPS would be lower than earlier forecast. In the following weeks, PRG admitted to analysts that instead of the growth-by-acquisition strategy it had previously pursued, it would now focus on a "same store growth" strategy and on improving margins through operating integration and efficiencies.

         77. However, as 1997 unfolded, PRG continued to reveal very adverse and disappointing news to the market. Initially, it blamed its worsening results on "an expected seasonal downturn in earnings" and the "lower-than-expected performance of the EquiMed practice" acquired in 11/96. Later, PRG said its 1997 EPS would be lower than even the lowered expectations because its 1997 acquisitions were going "slower than anticipated" and it had to spend more money on "operational infrastructures." Then, PRG announced that it had hired two investment banking firms to try to sell the Company because of PRG's inability to stabilize or improve its operations. Then, PRG's President, Richard Owen, and its Chairman, Emmett Moore, and its then Chief Financial Officer were fired as PRG revealed it would take a huge one-time charge of $31.75 million, for "asset valuation losses," including uncollectible accounts receivable and closing of physician practices that would result in a huge loss in the 3rdQ of 1997 (later reported to exceed $18 million) and that PRG would not buy any more eye care physician practices. PRG's stock ultimately collapsed to as low as $2-5/8 per share -- 93% below its Class Period high of $34-3/8 per share.

         78. In late 11/97, during a meeting with doctors in Tampa, Florida whose practices had been acquired by PRG, defendant D'Amico made a number of admissions demonstrating that PRG's prior statements during the Class Period had been false, including the following:

         o PRG admitted that it had internal control weaknesses in its accounting and that it could not run a public company in such a fashion.

         o The PRG concept does not work. The practices that PRG acquired had diminishing bottom lines, whereas the practices that were not acquired by PRG had increased in the bottom line. Therefore, the acquired practices were less profitable than they had been in the past.

         o       PRG's model was flawed.

         o       PRG's 10-Qs are not reliable.

         o PRG's corporate infrastructure had burdened the acquired eye practices with poor financial structures, had forced mergers of practices which were not practical, did not take into account the geographical needs and trends and PRG had acquired too many practices to manage.

         o PRG also had numerous infrastructure problems. It could not add any more practices to its current operation because the infrastructure was not in place to service them.
                 PRG had 150 practices which it did not have enough personnel to service. PRG's accrual accounting created a nightmare, as PRG lacked the necessary systems to convert the cash basis accounting used by the local practices into accrual accounting needed for PRG's financial statements.

         o That, in actuality, PRG had become an accounting company and it did not know how to do accounting. It had numerous mistakes on its payroll and benefits plan and the Company had grown from 200 to 6,000 employees within 12 months without the infrastructure present to handle this explosive growth.

         o       PRG had done too many deals, too quickly.

         o       The integration of the practices had not occurred.

         o PRG had tried to centralize too quickly and it had too many practices.

         o The practices and the Company had been in chronic disputes over the included and excluded expenses and the accuracy of its financial statements and its model had turned into a failure.

         o PRG's model had demolished the entrepreneurial spirit of the individual doctors in the practices and it had created a lack of synergy and the practices had decreases in revenue with PRG in place, rather than increased in revenue as they had historically. PRG admitted that the corporate culture imposed on the individual practices had made for disincentives for practice growth.

         o PRG's accounting department was discontented, the turnover rate was high and it lacked the necessary accounting infrastructure.

         79. In an article published in the Review Of Ophthalmology in 12/97, PRG Board member Joseph Noreika admitted, "The essential systems that were lacking were the financial systems." PRG Board member David Schulman, in the same article, admitted, "In particular, the acquisition of Equimed and AOI outstripped our ability to provide resources at an adequate level," "[o]ur reach exceeded our grasp." Standard & Poor's also lowered its rating on PRG's debt for a second time, to even lower "junk" levels, saying that "[A]fter consummating a series of acquisitions, PRG had difficulty in integrating and controlling operations," stressing PRG's "inability to adequately track and recoup accounts receivable from affiliated practices."

                           FALSE FINANCIAL STATEMENTS

         80. In order to overstate PRG's revenues, net income and EPS during the Class Period, the defendants caused PRG to violate GAAP and SEC rules by improperly recognizing revenue on management services for which the Company could not reasonably expect to ever be paid due to the Company's woefully inadequate internal controls, which made collection improbable. The Company also failed to adequately accrue reserves for its uncollectible accounts receivable and receivables from affiliates.

         81. PRG reported the following financial results for the first three quarters of 1996:

                          1stQ             2ndQ             3rdQ
                          -----------------------------------------
Total Revenues            $36.2 M          $46.6 M          $60.5 M
Net Income                $.2.1 M*         $ 3.3 M          $ 6.5 M*
EPS                       $ 0.13 *         $ 0.16           $ 0.24 *

                          * Excluding Merger Charges.

         82. PRG later included these results in Form 10-Qs filed with the SEC. The Form 10-Qs, which were all signed by Owen and Bingham, each represented the following:

         In the opinion of management, the accompanying consolidated financial statements include the accounts of the Company and all adjustments necessary to present fairly the Company's financial position at [the respective balance sheet date], its results of operations for the [periods then ended] and its cash flows for the [periods then ended].

         83. This statement was false and misleading as to the financial information reported in the Form 10-Qs during 1996, as such financial information was not prepared in conformity with GAAP, nor was the financial information "a fair presentation" of the Company's operations due to the Company's improper revenue recognition and inadequate reserves related to its management services provided to many of its physician practices, for which it could not reasonably expect to collect due to its complete lack of internal controls necessary to provide assurance of collection, causing its financial results to be presented in violation of GAAP and SEC rules.

         84. GAAP are those principles recognized by the accounting profession as the conventions, rules and procedures necessary to define accepted accounting practice at a particular time. Regulation S-X (17 C.F.R. 210.4-01(a)(1)) states that financial statements filed with the SEC which are not prepared in compliance with GAAP are presumed to be misleading and inaccurate. Regulation S-X requires that interim financial statements must also comply with GAAP, with the exception that interim financial statements need not include disclosure which would be duplicative of disclosures accompanying annual financial statements. 17 C.F.R. Section 210.10-01(a).

         85. Moreover, pursuant to Section 13(b)(2) of the 1934 Act, PRG was required to "(A) make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; and

(B) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that - (i) transactions are executed in accordance with management's general or specific authorization;
(ii) transactions are recorded as necessary (I) to permit the preparation of financial statements in conformity with generally accepted accounting principles. . . . " 15 U.S.C. Section 78m(b)(2).

         86. According to Appendix D to Statement on Auditing Standards No. 55, Consideration of the Internal Control Structure in a Financial Statement Audit ("SAS 55"), management should consider, among other things, such objectives as (i) making certain that "[t]ransactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles. . . . [and] to maintain accountability for assets," and (ii) making certain that "[t]he recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences."

         87. GAAP, as set forth in FASB Statement of Concepts ("Concepts") No. 5, states that revenue should not be recognized until it has been both earned and is collectible. Concepts No. 5, 183 states in part:

         Revenues and gains generally are not recognized until realized or realizable. . . . Revenues and gains are realizable when related assets received or held are readily convertible to known amounts of cash or claims to cash

                ... Revenues are not recognized until earned
         ... and revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues.

(Footnotes omitted.)

         88. GAAP, as set forth in FASB Statement of Financial Accounting Standard ("SFAS") No. 5, requires that when it is probable that receivables or a group of receivables or some portion thereof will not be collected, a loss should be recognized. See SFAS, No. 5, Section 8, 22-23.

         89. SEC Regulation S-K, Item 303 (17 C.F.R. Section 229.303(a-b)) requires that issuers include a Management Discussion and Analysis ("MD&A") as part of its Form 10-Qs, and that the MD&A should provide information about any significant elements of the issuer's income from continuing operations which are not necessarily representative of the issuer's ongoing business.

         90. Contrary to this requirement, PRG failed to inform readers of its financial statements as to the extreme risk that existed with respect to collection of its receivables arising from its management service fees and in its 1996 Form 10-Qs stated the following:

         The Service Fees payable to PRG by the various practices under the service agreements (Service Agreements) vary based on the nature and amount of services provided. Such fees are payable monthly and consist of various combinations of the following: (i) percentages of revenues or percentages of earnings of the affiliated practices, relating to professional services and certain other non-medical services, depending on the scope and breadth of the services provided, (ii) all revenues, or a substantial portion of revenues, relating to facility and other non-physician fees with respect to certain assets owned by PRG, (iii) operating and non-operating expenses of the practices paid by PRG pursuant to the Service

         Agreements and (iv) certain negotiated performance and other adjustments.

         The amounts due from the affiliated practices include management service receivables, receivables from the practices for certain expenses being paid on their behalf and certain other miscellaneous receivables from the practices. The receivables due from certain of the affiliated practices are collateralized by a security interest in the affiliated practices' receivables from third-party payors and patients.

         91. Concealed from the public were severe internal control problems which prevented PRG's management from even knowing how much in management fees they should be accruing and which apprised PRG's management of the fact that it was likely that millions of dollars of the service fees the Company was recognizing as revenue would never be collected. The internal control problems included the following:

         o PRG did not conduct adequate due diligence into many of its acquisitions during 1996 to even know what the acquired practices' accounting capabilities were as far as providing reliable, timely and relevant information to PRG about the amount of fees payable. With so little understanding of the practices' accounting capabilities, PRG had no ability to make changes to the practices' accounting systems.

         o PRG did not have mechanisms in place to adequately follow up with practices which failed to provide timely information. Thus, for many practices during 1996, PRG received no information regarding the practices' financial results and services provided. Thus, PRG has now admitted that the information in its Form 10-Qs was not reliable.

         o Some of the acquired practices had never been able to generate monthly or quarterly financial reports. This did not change upon being acquired by PRG. Accordingly, these same practices failed to pay management fees to PRG. PRG did not have in place any procedures for following up and collecting these fees.

         o PRG's infrastructure was so inadequate in relation to its growth, that many times it did not pay doctors it employed in Florida for up to five months.

         o As part of its 1996 year-end audit, PRG had to request doctors to supplement financial information they had sent in months earlier because PRG's systems were unable to generate the information.

         o Many of the practices had historically been on cash-basis accounting systems. PRG insisted the practices convert to accrual based systems which caused several of the practices' accounting systems to fail in that the information provided was inaccurate.

         92. Plaintiffs estimate the extent of PRG's misstated financial results related to the Company's improper revenue recognition and failure to adequately reserve for uncollectible receivables was to misstate its lstQ, 2ndQ and 3rdQ operating income (excluding merger charges) by a minimum of $1 million, $1.3 million and $1.9 million, respectively.

         93. Ultimately, the Company has had to take reserves to account for its improper revenue recognition in prior quarters. In the fall of 1997, the Company revealed that it would have to implement new procedures relating to the collection of management fees and expense reimbursement, and that its losses to date were as much as $17 million. Additionally, the Company's reserve for bad debts, which was less than $6 million in 1995, was increased to more than $20 million at the end of 1996.

         94. Due to these accounting improprieties, the Company presented its financial results and statements in a manner which violated GAAP, including the following fundamental accounting principles:

                 (a) The principle that interim financial reporting should be based upon the same accounting principles and practices used to prepare annual financial statements was violated (APB No. 28, paragraph 10);

                 (b) The principle that financial reporting should provide information that is useful to present and potential investors and creditors and other users in making rational investment, credit and similar decisions was violated (FASB Statement of Concepts No. 1, paragraph 34);

                 (c) The principle that financial reporting should provide information about the economic resources of an enterprise, the claims to those resources, and effects of transactions, events and circumstances that change resources and claims to those resources was violated (FASB Statement of Concepts No. 1, paragraph 40);

                 (d) The principle that financial reporting should provide information about how management of an enterprise has discharged its stewardship responsibility to owners (stockholders) for the use of enterprise resources entrusted to it was violated. To the extent that management offers securities of the enterprise to the public, it voluntarily accepts wider responsibilities for accountability to prospective investors and to the public in general (FASB Statement of Concepts No. 1, paragraph 50);

                 (e) The principle that financial reporting should provide information about an enterprise's financial performance during a period was violated. Investors and creditors often use information about the past to help in assessing the prospects of an enterprise. Thus, although investment and credit decisions reflect investors' expectations about future enterprise performance, those expectations are commonly based at least partly on evaluations of past enterprise performance (FASB Statement of Concepts No.1, paragraph 42);

                 (f) The principle that financial reporting should be reliable in that it represents what it purports to represent was violated. That information should be reliable as well as relevant is a notion that is central to accounting (FASB Statement of Concepts No. 2, paragraphs 58-59);

                 (g) The principle of completeness, which means that nothing is left out of the information that may be necessary to insure that it validly represents underlying events and conditions was violated (FASB Statement of Concepts No. 2, paragraph 79); and

                 (h) The principle that conservatism be used as a prudent reaction to uncertainty to try to ensure that uncertainties and risks inherent in business situations are adequately considered was violated. The best way to avoid injury to investors is to try to ensure that what is reported represents what it purports to represent (FASB Statement of Concepts No. 2, paragraphs 95, 97).

         95. Further, the undisclosed adverse information concealed by defendants during the Class Period is the type of information which, because of SEC regulations, regulations of the national stock exchanges and customary business practice, is expected by investors and securities analysts to be disclosed and is known by corporate officials and their legal and financial advisors to be the type of information which is expected to be and must be disclosed.

                               CLAIM FOR RELIEF I
                   For Violation Of Section 10(b) Of The 1934
                   Act And Rule l0b-5 Against All Defendants

         96.     Plaintiffs incorporate by reference paragraphs 1-95.

         97. Each of the defendants: (a) knew or had access to the material adverse non-public information about PRG's financial results and then existing business conditions, which was not disclosed; and (b) participated in drafting, reviewing and/or approving the misleading statements, releases, reports and other public representations of and about PRG.

         98. During the Class Period, defendants, with knowledge of or reckless disregard for the truth, disseminated or approved the false statements specified above, which were misleading in that they contained misrepresentations and failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         99. Defendants violated Section 10(b) of the 1934 Act and Rule l0b-5 in that they:

                 (a)      Employed devices, schemes and artifices to defraud;

                 (b) Made untrue statements of material facts or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or

                 (c) Engaged in acts, practices and a course of business that operated as a fraud or deceit upon plaintiffs and others similarly situated in connection with their purchases of PRG common stock during the Class Period.

         100. Plaintiffs and the Class have suffered damages in that, in reliance on the integrity of the market, they paid artificially inflated prices for PRG stock. Plaintiffs and the Class would not have purchased PRG stock at the prices they paid, or at all, if they had been aware that the market prices had been artificially and falsely inflated by defendants' misleading statements.
                              CLAIM FOR RELIEF II

                   For Violation Of Section 20(a) Of The 1934
                      Act Against Defendants Moore And PRG

         101.    Plaintiffs incorporate by reference paragraphs 1-100.

         102. Defendant Moore acted as a controlling person of PRG within the meaning of Section 20(a) of the 1934 Act. By reason of his position as an officer and director of PRG, defendant Moore had the power and authority to cause PRG to engage in the wrongful conduct complained of herein. PRG controlled each of the Individual Defendants and all of its employees.

         103. By reason of such wrongful conduct, Moore and PRG are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of these defendants' wrongful conduct, plaintiffs and the other members of the Class suffered damages in connection with their purchases of PRG securities during the Class Period.

                            CLASS ACTION ALLEGATIONS

         104. Plaintiffs bring this action as a class action pursuant to Federal Rule of Civil Procedure 23(a) and (b)(3) on behalf of all persons who purchased or otherwise acquired PRG stock (the "Class") during the Class Period. Excluded from the Class are the defendants, members of their families and any entity in which a defendant has an interest.

         105. The members of the Class are so numerous that joinder of all members is impracticable. The disposition of their claims in a class action will provide substantial benefits to the parties and the Court. During the Class Period, PRG had more than 17 million shares of stock outstanding, owned by thousands of shareholders.

         106. There is a well-defined community of interest in the questions of law and fact involved in this case. The questions of law and fact common to the members of the Class which predominate over questions which may affect individual Class members include the following:

                 (a) Whether the federal securities laws were violated by defendants;

                 (b) Whether defendants omitted and/or misrepresented material facts;

                 (c) Whether defendants knew, had reason to know or recklessly disregarded that their statements were false and misleading or failed to have a reasonable basis for those statements;

                 (d) Whether the price of PRG stock was artificially inflated during the Class Period; and

                 (e) The extent of damage sustained by Class members and the appropriate measure of damages.

         107. Plaintiffs' claims are typical of those of the Class because plaintiffs and the Class sustained damages from defendants' wrongful conduct.

         108. The prosecution of separate actions by individual Class members would create a risk of inconsistent and varying adjudications.

         109. Plaintiffs will adequately protect the interests of the Class. They have retained counsel who are experienced in class action securities litigation. Plaintiffs have no interests which conflict with those of the Class.

         110. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

                             STATUTORY SAFE HARBOR

         111. The statutory safe harbor provided for forward-looking statements under certain circumstances does not apply to any of the allegedly false statements pleaded in this Complaint. Many of the statements in Section 26-29, 32, 33, 35-37, 41, 43, 45, 49-53, 55, 57, 58, 61, 63-65, 67, 68 and
71-74 are historical or present tense statements. To the extent that any of the statements pleaded in Section 26-29, 32, 33, 35-37, 41, 43, 45, 49-53, 55, 57,
58, 61, 63-65, 67, 68 and 71-74 were "forward-looking statements" none of them were identified as "forward-looking statements" when made. Nor was it stated that actual results "could differ materially from those projected." Nor were the statements accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the statements made. Alternatively, to the extent that the statutory safe harbor does apply to any statements pleaded herein, because they are "forward-looking," the defendants are liable for those statements because at the time each of those statements was made, the speaker knew the statement was false and the statement was authorized and/or approved by an executive officer of PRG who knew that those statements were false when made.

                              BASIS OF ALLEGATIONS

         112.    Because the PSLRA, Section 21D(c) of the 1934 Act [15 U.S.C.
Section 78u-4(c)], requires complaints to be pleaded in conformance with Federal Rule of Civil Procedure 11, plaintiffs have alleged the foregoing based upon the investigation of their counsel, which included a review of PRG's SEC filings, securities analysts' reports and advisories about the Company, press releases issued by the Company, media reports about the Company, private investigations, information obtained from former employees and discussions with consultants, and, pursuant to Rule 11(b)(3), believe that after reasonable opportunity for discovery, substantial evidentiary support will likely exist for the allegations set forth at paragraphs ll, 59, 75, 80, 81, 83, 91, 92 and 94.

                               PRAYER FOR RELIEF

         WHEREFORE, plaintiffs pray for judgment as follows:

         1. Declaring this action to be a proper class action pursuant to Rules 23 (a) and 23 (b)(3) of the Federal Rules of Civil Procedure on behalf of the Class defined herein;

         2. Awarding plaintiffs and the members of the Class compensatory damages;

         3. Awarding plaintiffs and the members of the Class pre-judgment and post-judgment interest, as well as reasonable attorneys' fees, expert witness fees and other costs;

         4. Awarding extraordinary, equitable and/or injunctive relief as permitted by law, equity and the federal statutory provisions sued hereunder pursuant to Rules 64, 65 and any appropriate state law remedies; and

         5. Awarding such other relief as this Court may deem just and proper.

                                  JURY DEMAND

         Plaintiffs demand a trial by jury.

DATED:    December 23, 1997

                                   STANLEY, MANDEL & IOLA, L.L.P.
                                   MARC R. STANLEY
                                   Texas State Bar No. 19046500
                                   ROGER L. MANDEL
                                   Texas State Bar NO. 12891750



                                   /s/ MARC R. STANLEY
                                   -------------------------------------
                                       MARC R. STANLEY

                                   3100 Monticello Avenue
                                   Suite 750
                                   Dallas, TX 75205
                                   Telephone: 214/443-4301

Of Counsel:

MILBERG WEISS BERSHAD
   HYNES & LERACH LLP
WILLIAM S. LERACH
California Bar No. 68581
ALAN SCHULMAN
California Bar No. 128661
DARREN J. ROBBINS
California Bar No. 168593



/s/ WILLIAM S. LERACH - W/PERMISSION
-------------------------------------
    WILLIAM S. LERACH

600 West Broadway, Suite 1800
San Diego, CA 92101
Telephone: 619/231-1058

DAVID H. PATTERSON
DAVID H. PATTERSON & ASSOCIATES
612 Berkshire Drive
Pittsburgh, PA 15215
Telephone: 412/767-9737

Attorneys for Plaintiffs

                        CERTIFICATION OF NAMED PLAINTIFF
                      PURSUANT TO FEDERAL SECURITIES LAWS

     Jeffrey Schiller ("Plaintiff") declares, as to the claims asserted under the federal securities laws, that:

     1.   Plaintiff has reviewed the complaint and authorized its filing.

     2. Plaintiff did not purchase the security that is subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

     3. Plaintiff is willing to serve as a representative party on behalf of the class, including providing testimony at deposition and trial, if necessary.

     4. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Security            Transaction                   Date         Price Per Share
--------            -----------                   ----         ---------------
Common Stock        Purchased 500 Shares          1/28/97      $15-5/8
Common Stock        Purchased 500 Shares          2/13/97      $13-1/4

     5. During the three years prior to the date of this Certificate, Plaintiff has sought to serve or served as a representative party for a class in the following actions filed under the federal laws:

          None

     6. Plaintiff has sought to serve or served as a representative party for a class in the following actions filed subsequent to December 22, 1995:

          None

     7. The Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.




Certification-

     I declare under penalty of perjury that that foregoing is true and correct. Executed this 22 day of December, 1997, at Dallas, Texas.


                                         /s/ JEFFREY SCHILLER
                                        ----------------------------
                                            Jeffrey Schiller

                        CERTIFICATION OF NAMED PLAINTIFF
                      PURSUANT TO FEDERAL SECURITIES LAWS
                      -----------------------------------

     Diversified Investment Holdings LP ("Plaintiff") declares, as to the claims asserted under the federal securities laws, that:

     1. Plaintiff has reviewed the complaint and authorized its filing.

     2. Plaintiff did not purchase the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

     3. Plaintiff is willing to serve as a representative party on behalf of the class, including providing testimony at deposition and trial, if necessary.

     4. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

                                  ACQUISITIONS
                                  ------------

Security               Transaction            Date
--------               -----------            ----
Common Stock           177,599 shares         12/05/96
Common Stock             5,000 shares         12/04/97
Common Stock             2,716 shares         02/25/97

                                     SALES
                                     -----

Security               Transaction            Date
--------               -----------            ----
Common Stock           2,000 shares         01/31/97
Common Stock           3,000 shares         02/04/97
Common Stock           4,000 shares         02/12/97
Common Stock           4,000 shares         02/24/97
Common Stock           2,000 shares         02/25/97


     5. During the three years prior to the date of this Certificate, Plaintiff has sought to serve or served as a representative party for a class in the following actions filed under the federal securities laws:

     None.

          6. The plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

          I declare under penalty of perjury that the foregoing is true and correct. executed this 22 day of December, 1997, at Clearwater, Florida.



                                                  [ILLEGIBLE]
                                    --------------------------------------
                                      DIVERSIFIED INVESTMENT HOLDINGS LP